SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  May 14, 2003


                          Pre-effective Amendment No. 4

                                       to

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          KINGSGATE ACQUISITIONS, INC.
                          ----------------------------
                             (Name of small business
                             issuer in its charter)

    Delaware                          5999                      98-021167
------------------------    ---------------------------      -----------------
(State of incorporation    (Primary Standard Industrial      (I.R.S. Employer
     or jurisdiction        Classification Code Number)     Identification No.)
    of organization)

        Passauerplatz #1                  Agents for Delaware Corporations, Inc.
           Vienna 1010,                          15 Loockerman Street
             Austria                             Dover,  Delaware 19904
        011-43-1-533-5816
     ------------------                ------------------------------------
    (Address and telephone number of           (Name, address  and telephone
       principal executive offices)              number of agent for service)


                                   Copies to:

                                Wolfgang Schwarz
                       c/o Look Models International, Inc.

                                Passauerplatz #1
                                  Vienna 1010,
                                     Austria

                                     And to:

                       Sheila G. Corvino, Attorney at Law
                              811 Dorset West Road
                              Dorset, Vermont 05251
                              Phone: (802) 867-0112

                               Fax: (802) 867-2468

     Approximate date of proposed sale to the public: as soon as practicable after the effective date of the registration statement and date of the prospectus.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that it shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.









CALCULATION OF REGISTRATION FEE


Title of each Class     Amount       Proposed Maximum   Proposed Maximum    Amount of
of Securities Being     To be        Offering Price     Aggregate           Registration
Registered              Registered   Per Security       Offering Amount     Fee

Units                    3,000,000      $1.00          $3,000,000          $834.00

 Each Unit comprised of
 Common Stock            3,000,000
 Class A Warrants        3,000,000
 Class B Warrants        3,000,000

Common Stock underlying
   class A warrants (1)  3,000,000      $1.00           $3,000,000        $  834.00

Common Stock Underlying
   class B warrants (1)  3,000,000      $1.25           $3,750,000        $1,042.00
                         ---------                      ----------       ----------

TOTAL                   18,000,000                      $9,750,000        $2,710(2)
                        ==========                     ===========      ============

(1) Pursuant to Rule 416 there are also registered hereby such additional number of shares as may become issuable by reason of the anti-dilution provisions of the class A redeemable warrants and class B redeemable warrants. These additional shares are not issuable by reason of the anti-dilution provisions of other derivative securities we may issue in the future.


(2) Pursuant to Rule 457, the registrant, Kingsgate Acquisitions, Inc (file no 333-91485), previously paid a fee of $1,410 on November 23, 1999. The current fee of $2,710 was offset against this previously paid fee and an additional fee of $1,300 was paid on February 7, 2003. Therefore, no additional fee is due with this filing.

                          KINGSGATE ACQUISITIONS, INC.
                            (A Delaware Corporation)

                          3,000,000 units consisting of
                        3,000,000 shares of common stock
                     6,000,000 two-year redeemable warrants

     We are a Delaware corporation, organized on September 28, 1999. On September 6, 2002, we acquired Look Models International, Inc. ("Look Models").

     We are offering units of our common stock, class A redeemable warrants and class B redeemable warrants. The warrants are exercisable into shares of our common stock until two years after the date of this prospectus. The exercise price for the class A redeemable warrants is $1.00 per share and the exercise price for the class B redeemable warrants is $1.25 per share. Our units are being offered through our president, Wolfgang Schwarz, without the use of a professional underwriter on a best efforts basis. We will not pay commissions on unit sales. There are no minimum purchase requirements.


     This offering will expire one year from the date of this prospectus, unless we decide in our sole discretion to extend the offering for an additional one year term.

     No public market currently exists for our units, shares, warrants or the shares underlying our warrants. The offering price may not reflect the market price of our units after this offering. Our shares are not listed on any securities exchange.

     Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     This offering involves a high degree of risk. (see "risk factors" commencing on page 5 for special risks concerning us and the offering).

Offering Information
                                                Per unit           Total
                                                ---------      -------------
Initial public offering price                     $1.00        $3,000,000.00
Underwriting discounts/commissions                $ .00        $         .00
Estimated offering expenses                       $ .00        $         .00
Net offering proceeds to
 Kingsgate Acquisitions, Inc.                     $1.00        $3,000,000.00

                   The date of the Prospectus is --------, 2003.

                                TABLE OF CONTENTS

                                                                      Page
                                                                      ----
Prospectus Summary.........................................            3

Summary Financial Information..............................            4

Risk Factors...............................................            5

Dilution...................................................            7

Plan of Distribution.......................................            8

Use of Proceeds............................................           10

Business...................................................           12

Management's Discussion and Analysis.......................           26

Management.................................................           38

Management's Statement as to Indemnification...............           42

Market for our Common Stock................................           42

Certain Relationships and Related Transactions.............           43

Principal Stockholders.....................................           44

Description of Securities..................................           45

Where You Can Find More Information........................           48

Legal Proceedings..........................................           49

Experts....................................................           49

Financial Statements.......................................           F-1

                               PROSPECTUS SUMMARY

     We are a Delaware corporation, organized on September 28, 1999. On September 6, 2002, we acquired Look Models International, Inc., a Delaware corporation. Look Models, along with its wholly-owned subsidiaries, operates

o    a modeling agency,
o    a talent scout and talent development business,
o    a promotional event management and event licensing business, and
o    a product design and distribution business.

     Look Models is currently designing a line of cosmetic products, aromatherapy, clothing, lingerie and accessories under the brand names "Look" and "Catwalk" aimed at the young female market worldwide. Look Models has begun distribution of perfume, eau de toilette, body milk, body splash and perfume towelettes. Look Models is currently designing clothing and accessories lines as well as fragrance and aromatherapy lines, including bath oil pearls, cream and scent candles.

     We maintain our office at Passauerplatz #1, Vienna 1010, Austria the present address of Look Models. Our phone number, the present phone number of Look Models, is 011-43-1-533-5816; the fax number is 011-43-1-535-4255; and the email address is agency@link2look.com.

The Offering

Securities                        offered 3,000,000 units each consisting of one
                                  share of our common stock, $0.001 par value, one class A warrant and one class B warrant.
                                  The shares and warrants are immediately
                                  separable upon issuance. (1)(2)

Offering price                    $1.00 per unit.

Gross Offering

proceeds                          $3,000,000

Expiration                        date The offering will expire one year from
                                  the date of this prospectus unless extended for an additional one year period.

Common stock outstanding

prior to the offering             12,500,000 shares

Common stock to be
outstanding after the offering
assuming all
shares sold in offering           15,500,000 shares

Warrants to be outstanding
after the offering                3,000,000 class A redeemable warrants
                                  3,000,000 class B redeemable warrants

(1) The shares and warrants comprising the units are immediately separable upon issuance.

(2) The warrants are exercisable into shares of our common stock until two years after the date of this prospectus. The exercise price for the class A redeemable warrants is $1.00 per share and the exercise price for the class B redeemable warrants is $1.25 per share.

(3) We may redeem our warrants, at any time, for $0.001 per warrant, if we provide 30 days' prior written notice, if the closing bid price of our common stock, as reported by the market on which our common stock trades, exceeds 150% of the exercise price per share for any twenty consecutive trading days ending within ten days prior to the date of the notice of redemption.

     There is no public market for the shares underlying our warrants. Among other factors, you should determine whether there is a continued trading market supporting a price at or above the exercise price of your warrants prior to deciding whether or not to exercise them.

     Our founders, officers, directors, current stockholders and affiliates are able to purchase up to 50% of the offering.

     Limited State Registration
     --------------------------

     Initially, the only state in which our securities may be sold is New York State. Therefore, you may only resell your shares or warrants in New York State. In the event we expand the number of states in which our securities will be sold, we will file a post-effective amendment to the registration statement and re-circulate prospectuses to all prospective investors to whom prospectuses had previously been distributed. In addition, we may sell units to investors who reside in foreign countries, including but not limited to Austria. In that event, we will register or qualify the sale of our units in such country unless an exemption from registration or qualification is available.

                          SUMMARY FINANCIAL INFORMATION

     The following is a summary of our financial information and is qualified in its entirety by our financial statements.

                                     Year ended           Year ended
                                      12/31/02             12/31/01
                                    ------------          ----------
Statement of Income Data:

Net Sales                          $   1,146,849         $ 1,214,553
Net Loss                           $  (1,214,553)        $(1,725,950)
Net Loss Per Share                 $       (0.10)        $     (0.14)
Shares Outstanding
  Common                              12,500,000          12,454,625

Balance Sheet Data

Working Capital                    $  (3,214,185)        $(1,842,854)
Total Assets                       $     565,877         $   755,631
Long Term Debt                     $           0         $         0
Total Liabilities                  $   3,614,179         $ 2,433,900
Redeemable Common Stock
Common stock                       $      12,500         $    12,455
Additional paid in capital         $   3,167,988         $ 2,922,249
Accumulated deficit                $  (6,132,923)        $(4,918,370)

Total Stockholders' Equity         $  (3,048,302)        $(1,678,269)
    (Deficit)

                                  RISK FACTORS

     An investment in our securities involves a high degree of risk. You should carefully consider, together with the other information appearing in this prospectus, the following factors in evaluating an investment in our company.

Look Models, has experienced losses and we can give no assurances that Look Models will become a profitable venture or that its products and services will achieve commercial acceptance.
--------------------------------------------------------------------------------

     Look Models and its predecessors have experienced losses in the past two fiscal years, as it has invested heavily in the development of its event management and licensing business, as well as its product line. We can give no assurances that Look Models' new products will be accepted in the marketplace or that these products will generate revenues.

We are dependent on our President, Wolfgang Schwarz, and upon the retention of additional qualified management and technical personnel. Look Models' inability to attract additional key employees or the loss of one or more current key employees could reduce the qualified marketing and manpower so as to adversely affect it in developing existing products and marketing its products to existing and future clients.
--------------------------------------------------------------------------------

     Look Models' success is greatly dependent on its president and largest stockholder, Wolfgang Schwarz, due to his background, experience and contacts in the industry and his knowledge of the marketplace and its nuances. In addition, Look Models must attract and retain qualified management for the further development of its business and improvement and marketing of its products. Competition for management and marketing personnel is intense. Look Models' inability to attract additional key employees or the loss of one or more Current key employees could adversely affect it in developing existing products and marketing its products to existing and future clients.

The vast majority of Look Models' operations and assets are concentrated outside the United States. Therefore, a creditor or plaintiff in a lawsuit may encounter great difficulties in enforcing liabilities in foreign jurisdiction. Further, an investor should be advised that there are political, economic and currency risks of operating in foreign countries.
-------------------------------------------------------------------------------

     Look Models' operations are world-wide and its assets are mainly in Austria. An investor should be aware that a creditor or judgment holder may encounter great difficulties in enforcing liabilities and attaching assets as these are held overseas. Further, as the different countries in which Look Models operates are subject to different economic cycles, political instabilities and differing values in currency, an investor should be aware that an investment in Look Models is subject to all of these risks.

There is no public market for our securities. This means that there is a high risk that it may be difficult or impossible for a shareholder to sell his shares and if he is able to sell them, he might not recoup his investment as the price of his common stock is subject to great volatility.
-------------------------------------------------------------------------------

     As of this date, there is no public trading market for our common stock. Given the small size of this offering, and the relatively minimal public float, there is only a very limited likelihood of any active and liquid public trading market developing for the shares. If such a market does develop, the price of our common stock may be volatile. Thus, investors run the risk that they will never be able to sell their shares. In any event, there are additional state securities laws preventing resale transactions.

We may need additional financing. We cannot assure you that we will be able to obtain this financing at favorable rates, if at all. If such financing cannot be raised, we may be unable to fund the operations of our company.
--------------------------------------------------------------------------------

     While the president of Look Models has guaranteed to fund the operating expenses for 2003 and has committed to provide a minimum of $200,000 additional funding in 2003 if required to support operations, there is no guarantee to fund operations in later years and thus the company may have to seek support through alternative means of financing. No other officers, directors or affiliates have agreed to lend money to Look Models. In order to achieve and maintain our planned growth rate after the merger, which growth plan includes financing acquisitions, Look Models may have to obtain additional bank financing or sell additional debt or equity securities in public or private financing. Any such financing could dilute the interest of current shareholders. There can be no assurance that any such additional financing will be available or, if it is available, that it will be in such amounts and on the terms that will be satisfactory to Look Models.

There was no independent valuation of our shares. Thus, the price of our shares of our common stock we are offering by this prospectus may bear little or no relation to their actual value.
--------------------------------------------------------------------------------

     The price of our shares was determined in good faith by our board of directors. We have not obtained either an appraisal of our securities or an opinion that the price of our securities is fair from a financial perspective. Thus, the price of our securities may not necessarily bear any relationship to our asset value, net worth or other established criteria of value and may not be considered indicative of the actual value of Look Models.

     The following are estimated expenses, incurred in connection with this registration statement, which are payable by Look Models and will be recouped out of the proceeds of this offering:

Securities and Exchange Commission Registration Fee.......         $  3,000
Legal Fees..................................................       $100,000
Accounting Fees............................................        $110,000
Edgarization, Printing and Engraving........................       $ 20,000
Miscellaneous...............................................       $ 14,500
Transfer Agent Fees.........................................       $  2,500
                                                                   --------
TOTAL.......................................................       $250,000

                                    DILUTION

     The difference between the initial public offering price per share of common stock and the net tangible book value per share after this offering constitutes the dilution to investors in this offering. Net tangible book value per share of common stock is determined by dividing our net tangible book value, which is total tangible assets less total liabilities, by the number of shares of common stock outstanding.

     As of December 31, 2002, our net tangible book value (deficit) was $(3,151,321) or ($0.25) per share of common stock. Net tangible book value represents the amount of our total assets, less any intangible assets and total liabilities. Assuming sale of all 3,000,000 shares pursuant to this offering, net tangible book value (deficit) per share will be $(0.03). The result will be an immediate increase in pro forma net tangible book value (deficit) of $0.22 per share to our present shareholders and an immediate decrease of $1.03 per share to the public investors on a post-offering basis assuming 3,000,000 shares of our common stock are sold pursuant to this offering.

     The following table illustrates this dilution:

                            100%       75%      50%       25%      16 2/3%
                            ----      -----    -----     -----    --------

 Public offering
  price per share         $ 1.00     $ 1.00    $ 1.00    $1.00      $1.00


 Net tangible book
  value per share         $(0.25)    $(0.25)   $(0.25)  $(0.25)    $(0.25)
  before the offering

 Increase per share
  attributable
  to new investors        $ 0.22     $ 0.17   $ 0.11    $ 0.05      $0.03

Pro forma net tangible
  book value
  per share after
  the offering            $(0.03)    $(0.08)  $(0.14)   $(0.20)    $(0.22)
                          -------    -------  -------   -------    -------
Dilution per share to
new investors             $ 1.03     $ 1.08    $1.14    $ 1.20     $ 1.22

Proforma net tangible
book value per share      $(0.03)    $(0.08)  $(0.14)   $(0.20)    $(0.22)


                              PLAN OF DISTRIBUTION

     Conduct of this offering
     ------------------------

     This is a best efforts, self-underwritten offering of 3,000,000 units. Each unit is comprised of one share of common stock, one class A warrant and one class B warrant. The common stock and warrants are immediately separable upon issuance of the units. We will accept subscriptions, in our sole discretion, on a first come, first served basis. We will not pay any compensation to any person for the offer and sale of the units. There is no minimum offering amount that we must raise in order to continue with this offering.

     Wolfgang Schwarz, our president and treasurer, shall conduct this unit offering. He plans to distribute prospectuses related to this offering. We estimate that we will distribute approximately 200 prospectuses to acquaintances, friends and business associates.

     As of the date of this prospectus, we have not retained a broker for the sale of securities being offered. In the event we retain a broker we will file a post-effective amendment to our registration statement. Mr. R. Scott Barter acted as a finder in the acquisition of Look Models by Kingsgate. He had no material relationship with Kingsgate, its officers, directors or affiliates at the time of this transaction. He was awarded 125,000 shares of Kingsgate's common stock. While Mr. Barter acted as a finder for the company, he has no other relationship with Look Models, its officers, directors or affiliates.

     The Penny Stock Rules Could Make Selling Our Securities More Difficult.
     -----------------------------------------------------------------------

     The Securities Enforcement and Penny Stock Reform Act of 1990 applies to stock characterized as "penny stocks," and requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The exceptions include exchange-listed equity securities and any equity Security issued by an issuer that has:

o Net tangible assets of at least $2,000,000, if the issuer has been in continuous operation for at least three years;

o Net tangible assets of at least $5,000,000, if the issuer has been in continuous operation for less than three years; or

o    Average annual revenue of at least $6,000,000, for the last three years.

     Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks.

     Until such time as the market price of our common stock increases to, and stays above $5.00, or we are able to meet the above tests and, trading in our common stock will be covered by Rules 15g-1 through 15g-6 and 15g-9 promulgated under the Securities Exchange Act. Under those rules, broker-dealers who recommend such securities to persons other than their established customers and institutional accredited investors must make a special written suitability determination for the purchaser and must have received the purchaser's written agreement to a transaction prior to sale. These regulations would likely limit the ability of broker-dealers to trade in our common stock and thus would make it more difficult for purchasers of common stock to sell their securities in the secondary market. The market liquidity for the common stock could be severely affected.

     Method of subscribing
     ---------------------

     Persons may subscribe for units by filling in and signing the subscription agreement and delivering it to us prior to the expiration date. Subscribers must pay $1.00 per unit by check, bank draft or postal express money order payable in United States dollars to "Kingsgate Acquisitions, Inc." You may not pay in cash. This is a self-underwritten offering made on a best efforts basis.

     Our officers, directors, current stockholder and any of their affiliates or associates may purchase up to 50% of the units. Units purchased by our officers, directors and principal stockholder will be acquired for investment purposes and not with a view toward distribution.

Expiration date

     The offering will end the earlier of the receipt of subscriptions for 3,000,000 units or one year from the effective date of the prospectus, unless we decide in our sole discretion to extend this offering for an additional one year period.

                                 USE OF PROCEEDS

     The gross proceeds of this offering if fully subscribed will be $3,000,000. In this case, proceeds will be used as follows:

     In the event $3,000,000 is raised pursuant to this offering, proceeds will be used as follows:

                                         Amount           Percentage
                                     of the offering    of net proceeds
                                     --------------     ---------------

  Offering expenses                    $ 250,000             8.33%

  Internet Related Marketing
    Including Web design updates       $ 150,000             5.00%

  Marketing of New Products

     Designed and Developed            $ 300,000            10.00%

  Marketing to Acquire and
     Place Models and

     Build Brand Awareness             $ 575,000            19.17%

  Partial Extinguishment of

  Short-Term Bank Borrowings           $ 500,000            16.67%

  Product Design and Development*     $1,000,000            33.33%

  Hire Chief Financial officer**       $ 100,000             3.33%

Finance the ongoing operating
    Expenses in Prague and
    Bratislava and other working
    capital needs                      $ 125,000             4.17%
                                      ----------            -------

  Total                               $3,000,000           100.00%

     In the event $2,250,000 is raised pursuant to this offering, proceeds will be used as follows:

                                         Amount               Percentage
                                     of the offering        of net proceeds
                                     ---------------        ----------------
  Offering expenses                    $ 250,000                11.11%

  Internet Related Marketing
       Including Web design updates   $  150,000                 6.67%

  Marketing of New Products
     Designed and Developed           $  200,000                 8.89%

  Marketing to Acquire and
     Place Models and
     Build Brand Awareness            $  425,000                18.89%

  Partial Extinguishment of
     Short-Term Bank Borrowings       $  500,000                22.22%

  Product Design and Development*     $  500,000                22.22%

  Hire Chief Financial officer**      $  100,000                 4.44%

  Finance the ongoing operating
    Expenses in Prague and
    Bratislava and other working
    capital needs                     $  125,000                 5.56%
                                      ----------                -------
  Total                               $2,250,000               100.00%


     In the event $1,500,000 is raised pursuant to this offering, proceeds will be used as follows:
                                         Amount               Percentage
                                     of the offering       of net proceeds
                                    --------------         -----------------
  Offering expenses                    $ 250,000               16.67%

  Internet Related Marketing
       Including Web design updates   $  50,000                 3.33%

  Marketing of New Products
     Designed and Developed           $ 100,000                 6.67%

  Marketing to Acquire and
     Place Models and
     Build Brand Awareness            $ 175,000                11.67%

  Partial Extinguishment of
     Short-Term Bank Borrowings       $ 500,000                33.33%

Product Design and Development*       $ 200,000                13.33%

Hire Chief Financial officer**        $ 100,000                 6.67%

Finance the ongoing operating
    Expenses in Prague and
    Bratislava and other working
    capital needs                     $ 125,000                 8.33%
                                     ----------              --------
 Total                               $1,500,000               100.00%

     In the event $500,000 is raised pursuant to this offering, proceeds will be used as follows:

                                        Amount            Percentage
                                    of the offering     of net proceeds
                                    --------------     -----------------

  Offering expenses                     $250,000             50%

  Marketing                             $100,000             20%

  Product Design and Development*       $125,000             25%

  Working capital                       $ 25,000              5%

  Total                                 $500,000            100%


     In the event $250,000 is raised pursuant to this offering, proceeds will be used as follows:

                                        Amount            Percentage
                                   of the offering      of net proceeds
                                   ---------------    ----------------------
  Offering expenses                     $250,000             100%
  Total                                 $250,000             100%


     If less than $250,000 is raised in this offering, we shall apply this figure towards offering expenses.

* Product Design and Development Expenses consist of the following: selection of new fragrances; design of packaging, both package shape, materials used and label artwork for our perfume and body care lines; design of our accessory line including back packs, jackets, tee-shirts, hats, lingerie, bathing suits; development of other items in our accessory line.

** Look will not hire any of its current officers or directors as Chief Financial Officer.

                                BUSINESS

     Forward-looking Statements
     --------------------------

     Certain statements contained under this caption and elsewhere in this prospectus regarding matters that are not historical facts are forward-looking statements. All statements that address operating performance, events or developments that the management of Look Models expects to incur in the future, including statements relating to sales and earnings growth or statements expressing general optimism about future operating results, are forward-looking statements. These forward-looking statements are based on Look Models management's current views and assumptions regarding future events and operating performance. Many factors could cause actual results to differ materially from estimates contained in these forward-looking statements. The differences may be caused by a variety of factors, including, but not limited to, adverse economic conditions, competitive pressures, inadequate capital, unexpected costs, lower revenues or net income, the possibility of fluctuation and volatility of our operating results and financial condition, inability to carry out marketing and sales plans and loss of key executives, among other things.

     History of our company
     ----------------------

     We were organized on September 28, 1999 as a blank check company, which is essentially a vehicle to pursue a business combination. We offered our securities to the public pursuant to Rule 419 and closed our offering, raising proceeds of $100,000 on July 27, 2000. After we closed our offering, we located Sky E-Com, a company our management believed to be a suitable acquisition target, entered into an agreement to acquire it and filed a post-effective registration statement documenting the transaction. However, after receiving comment from the Securities and Exchange Commission that Sky E-Com was an unsuitable target as it might not be considered to be an operating business, we terminated the transaction. After this transaction was terminated, our officers and directors continued their search for an acquisition candidate. In early July 2001, we learned of an international modeling agency that was seeking to be a public company. Negotiations were commenced and an initial securities purchase agreement between the parties was signed on July 25, 2001. None of our officers or directors had any preliminary contact or discussions with any representative of Look Models regarding a business combination until subsequent to the close of our offering.

     Rule 419 required that we complete an acquisition within eighteen months of the effective date of our registration statement. As we were unable to complete an acquisition within this time frame, we were required to refund the balance of our escrow account to our investors. In accordance with Rule 419, we utilized 10% of the proceeds of our offering ($10,000) for expenses relating to updating our financial statements, and preparing our first post-effective amendment. Pursuant to our escrow agreement with Chittenden Bank, we advised Chittenden to refund the balance of our escrow agent to our investors, and Chittenden Bank has advised us that it did so on March 20, 2002. We deregistered our company on September 6, 2002. We completed our acquisition of Look Models on September 6, 2002, prior to the submission of this registration statement. Our acquisition provided the following:

o All issued and outstanding shares of common stock of Look Models were exchanged for an aggregate of 10,500,000 of our shares of common stock, in proportion to the holdings of the Look Models stockholders. In addition, our founding stockholders transferred to Wolfgang Schwarz, 1,000,000 of their shares. The former stockholders of Look Models now own 11,500,000 shares of our common stock representing 92% of the combined entity.

o Our founders transferred a portion of their shares to the following parties in consideration of various services. R. Scott Barter acted as a finder for this transaction. The founders have transfered 125,000 shares of their founders' stock to him. Jack Rubinstein acted as a finder for this transaction and will act as advisor to the company in respect to locating key executives and strategic alliances as well as in the provision of product marketing advice. The founders have transfered 125,000 shares of their founders' stock to him. Mr. Richard Cohen acted as a finder for this transaction and will act as an advisor to the company in connection with the management and marketing expertise gained from his business experience, including but not limited to his service as the former president of General Media, Inc. The founders have transfered 125,000 shares of their founders' stock to him.

Description  of  the  Business  of  Look  Models  International,  Inc.
----------------------------------------------------------------------

     Business Development:
     ---------------------

     In 1986, Mr. Wolfgang Schwarz, president, chief executive officer and chairman of the board of Look Models International, Inc. and its subsidiaries, formed an Austrian company under the name Wolfgang Schwarz Sport- und Kultwveranstaltungen GmbH, Vienna. This company later changed its name to Look Eventmanagement GmbH, and is now a wholly owned subsidiary of Look Models International. In 1986, the company started the Look of the Year contest in Austria and Hungary, and achieved considerable success with that concept. In 1989, Mr. Schwarz and John Casablancas of the Elite Modeling Agency in New York, one of the leading model agencies in the world, agreed to develop the Look of the Year contest in 18 countries in Central and Eastern Europe. This Eastern European venture with Elite Modeling Agency ended on good terms in 1999.

     From 1994 to the present, Mr. Schwarz has built Look Models into a European contest platform and modeling agency, while continuing to discover and promote new faces. He has helped discover top models like Teresa Maxova, Nina Moric, Svetlana, Tatjana Dragovic, Natasa Vojnovic, Kristina Chrastekova, Viera Shottertova and others, and has launched the careers of many others. Look Models currently represents high profile models, such as Naomi Campbell, Linda Evangelista, Karolina Kurkova and Viera Shottertova, Ana Beatriz in Europe, as well as many rising stars. Mr. Schwarz has formed several affiliated companies through which he operates the following businesses:

     o    a modeling agency

     o    a talent scout and talent development business,

     o    a promotional event management and event licensing business, and

     o    a product development and distribution business.

     The corporate structure of Kingsgate Acquisitions, Inc. (successor to Look Models International, Inc.) and its affiliates is as follows:

                   ------------------------------------------
                          Kingsgate Acquisitions, Inc.
                                  Delaware, USA
                    -----------------------------------------
                                      100%
                         Look Models International, Inc
                                  Delaware, US
                                      100%
                    -----------------------------------------
                              Fordash Holdings Ltd
                                     Bahamas
                                      100%

                    -----------------------------------------
                            Look Eventmanagement GmbH
                                 Vienna, Austria

                  -----------------------------------------

                   100%                                    100%
 --------------------------------------      ----------------------------------
          Look Model Management GmbH          Look Model Management spol sro
             Vienna, Austria                       Prague, Czech Republic
 --------------------------------------        ---------------------------------

     Look Models International, Inc. is a holding company that was organized under the laws of the State of Delaware on June 12, 2000. On September 26, 2000, Look Models acquired all the issued and outstanding stock of Fordash Holdings Ltd., a Bahamian holding company organized in July 1999 and 100% owner of all Look Models affiliates. As originally intended, Mr. Schwarz wanted an equity partner who would share in the company's operations, fund-raising and management. Mr. Schwarz anticipated that Look Models would be used as the vehicle to accomplish this goal, that the interests would be divided up and that as a bonus, Mr. Schwarz through Fordash would receive an equity distribution of one million dollars. This transaction was terminated and Mr. Schwarz extinguished the $1,000,000 payable having determined that it was not in the best interest of the company to take a distribution at that time. Instead, the transfer was treated as a recapitalization, as the shareholders of Look Models acquired all the stock of Fordash. In addition, Mr. Schwarz determined that a Delaware holding company would be a good vehicle through which to enter the U.S. equity marketplace. On September 6, 2002, Look Models became our wholly owned subsidiary.

     The remaining elements of the Look Models' family of companies are as follows: Fordash owns all the issued and outstanding stock of Look Eventmanagement GmbH, an Austrian company organized in 1986 under the name Wolfgang Schwarz Sport- und Kultwveranstaltungen GmbH, Vienna. Look Eventmanagement owns all the issued and outstanding stock of two companies, Look Model Management GmbH, an Austrian company, 1975 and Look Model Management spolsro, 1998 a Czech Republic company.

Operations of Look Models
-------------------------

     Look Models and its  subsidiaries  operate its business in three  segments:
Event Management, Model Management and Product Development and Distribution.

      Event Management:
      -----------------

     Look Eventmanagement GmbH operates an event management and model scouting business. It sources new models and organizes model search and contest events. While we have not secured any significant sponsorship contracts, our events have been sponsored by a wide variety of companies, including hotels, manufacturers and national airlines, such as Hilton Hotels, Timex and Austrian Airlines. Our events are attended by agents and industry professionals in the hope of signing on new models. The selected models' contracts are signed through Look Model Management. In addition to hosting these events itself, Look Eventmanagement licenses to third parties the right to operate these events, and obtains a license fee and continued royalties pursuant to such licenses.

     Prior to the year 2000, Look Eventmanagement and its predecessor company, acted as a licensee of Elite Model Management. As a licensee, it organized approximately 150 events in 27 countries in Central & Eastern Europe. It granted sub-licenses to local organizers and generated sponsorships and license fees for the years 1997, 1998 and 1999 as follows: In 1997, gross revenue from sponsorships was $55,700 with net income to the Look Eventmanagement of $22,800. In 1998, gross revenue from sponsorships was $125,700 with net income to the Look Eventmanagement of $50,280 and gross revenue from license fees was $86,600 with net income to the Look Eventmanagement of $69,280. In 1999, gross Revenue from sponsorships was $297,560 with net income to the Look Eventmanagement of $119,024 and gross revenue from license fees was $155,600 with net income to the Look Eventmanagement of $124,000.

     Our license with Elite ended January 2000. Look decided to develop brand awareness for the "Look" name, its products, and its business model.
Accordingly, Look, through Look Eventmanagement, launched a new event, "Look Models Search" instead of "Elite Model Look". Look Eventmanagement organized national and international model search and contest events. Initially, the company funded the majority of these events itself, in order to enhance its reputation and build its brand. Look Models intends to generate continued revenue from these relationships by entering into licensing agreements and sponsorship deals. Each license is limited as follows: (i) Geographic limitations (by country), (ii) Number of events (one event per year) (iii) Duration (one year with option for two more years) (iii) Adherence to strict guidelines regarding quality in order to protect our image and the Look brand. Such guidelines include: Look having the right to approve over each sponsor, Look having the right to review and approve all advertising, use of Look logos and adherence to Look guidelines for the proper attire for the model and way in which the event is presented.


     The licensing deals are promoted by word of mouth and are targeted towards companies with expertise in event promotion. Look has entered into approximately ten license agreements to date. The license is limited to a country and the term of the license is one year. Licensees organize the model search and contest events with the guidance and under the oversight of Look Eventmanagement. The structure of a licensing deal is that Look Eventmanagement is paid an initial licensing fee between $15,000 and $50,000 and retains a portion of the Revenue generated from sponsors of the events. For the year 2000, we derived an aggregate of $135,937 in event fees (12.63% of gross revenue), $113,952 was generated through sponsorship fees and $21,985 through licensing fees. For the year 2001, we derived an aggregate of $107,609 in event fees (8.81% of gross revenue), $7,267 was generated through sponsorship fees and $100,342 through licensing fees. For the year 2002, we derived an aggregate of $41,056 in event fees (5.79%), $38,969 was generated through sponsorship fees and $2,086 through licensing fees.

     The role of the sponsor is to finance the event. The sponsors finance these events in order to gain media attention and consumer support. They gain advertising space, are included in a promotional package prepared for the event and gain Internet coverage on the Look website. Typical terms of a contract with a sponsor would state that the sponsor would provide financing for the event. Generally, there are tiers of sponsorship, ranging from 40% to 100% of the cost of the event from prominent sponsors, down to much lesser amounts from smaller sponsors. Print space, as well as Television and Internet coverage and air-time granted is allocated in accordance with amount paid by the sponsor. Local events range in cost from $100,000 to $150,000. The International Final costs between $350,000 and $500,000. The financing from the international sponsorships is paid directly to Look Eventmanagement. Upon receipt, we pay over 50 to 70 % of this amount to the licensee. We retain the remainder as our income. The financing from local (the country of the event) is paid directly to the licensee. Look Eventmanagement is paid a commission of between 10 and 30% of the total amount.

     In the event marketing, licensing and sponsorship businesses, Look Models targets companies with expertise in event marketing, and is focusing its efforts to sign up licensees in major European markets. In 2002, Look Models through Look Eventmanagement targeted several countries in which it has already developed strategic licensing relationships, including Slovakia, Czech Republic, Hungary, Turkey, Portugal, Poland, Ukraine, Luxemburg, Romania and the Baltic nations. While Look Models has secured no significant license agreements, it has developed small licensee relationships in each of these countries. Look Models also intends to solicit franchises in these countries for the Look and Catwalk branded products. In addition, the event management company is designing a new, worldwide Internet oriented model contest in order to further generate revenues through licenses and sponsorship fees. The purpose of the Internet oriented model contest is to be a virtual scout for Look Models. Management of Look Models believes that a worldwide Internet oriented model contest will open up a worldwide venue for its search for modeling talent. A young model in any far off country will be able to scan a picture of herself onto the Look Models web-site and be included in our model contest. In addition to the model gaining access to a professional search event without incurring the expense of travel, we believe sponsors will look upon this as a worldwide venue for their advertising promotions.


     The model search and contest process also provides Look Models with a steady stream of young models that join its portfolio of faces for future placement. We believe our core markets of eastern and central Europe are currently the biggest sources for new modelling talent. Our belief is evidenced by current trends such as the current VH-1 model of the year Karolina Kurkova from Czech Republic as featured by American Vogue and as currently represented by our company in Europe. In addition top designers like Chanel, Louis Vuitton, Nina Ricci, Gucci and Prada have all chosen Eastern European models for their campaigns.

     Model Management:
     -----------------

     Look Model Management GmbH ("Look Model Management") operates a model agency in Austria, and through offices leased by Event Management, it operates model agencies in Slovakia. Look Model Management spol sro operates a model agency in the Czech Republic ("LMM Czech"). These Companies, like the rest of the industry, contract with models and place them at other agencies around the world as well as directly with clients, such as public relations firms, cosmetics and clothing companies, fashion event organizers, consumer goods companies, the media, airlines, and so forth. Examples of other agencies with which Look Model Management has contracts and has placed models include:
Wilhelmina, Ford, IMG, Vision and Elite. Examples of clients which with Look Models Management has contracted for the direct placement of models are Nina Ricci Paris, Chanel, Mango, Grey Worldwide, Unilever and P&G.


     The revenue that Look generates from its model agencies generally mirrors the following formula, which is industry standard. Look, like other model agencies, books models in two different ways. It can book the model directly with a client. In this case Look earns between 40 and 45 % commission, 20 to 25% of the modeling fee from the model and 20% of such fee from the client. Look`s models can also be booked through another agency. Where Look's models are booked through other agencies, the two agencies enter into a commission agreement. Examples of agencies with which Look Model Management has commission agreements according to the following terms include: Wilhelmina, Ford, IMG, Vision and Elite. Pursuant to these commission agreements, the two agencies share fees as follows: for local bookings (meaning the locality where the other agency exists), Look receives a commission of 10 % from the model's gross fee and the other agency receives a commission of 30% of the model's gross fee. Where there is an international campaign, such as a worldwide advertising campaign for a fashion designer or internationally recognized brand such as Levis, the commissions is split between. The fee paid to us pursuant to the commission agreement is called the mother agency fee.

     For the year 2000, we derived an aggregate of $860,849 in model bookings $409.438 of which were our commission fees. $752,352 (87.4%) of these bookings (300,940) (73.5%) of our commission fees) was generated through the placement of models directly with clients and $108,497 (12.6%) of these bookings (108,497 (26.50%) of our commissions) was generated through commission agreements with other agencies. For the year 2001, we derived an aggregate of $443,848 in model bookings $273,250 of which were our commission fees. $284,329 (64.06%) of these bookings (113,731 (41.62%) of our commission fees) was generated through the placement of models directly with clients and $159,519 (35.94%) of these bookings (159,519 (58.38%) of our commissions) was generated through commission agreements with other agencies. For the year ended December 31, 2002, we derived an aggregate of $ 582,401 in bookings, $ 329,639 of which being our commission fees, $ 443,545 (76.16%) in bookings ($ 190,783 (57.87%) in our commission fees)
was generated through the placement of models directly with clients and $138,856 (23.84%) ($ 138,856 (42.12%) in our commission fees) was generated through commission agreements with other agencies.


     Currently, Look Models through Look Model Management and LMM Czech, LMM Bratislava, LMM Belgrade and its franchisee Mango Models Warsaw has contracted with approximately 350 models worldwide, which it books directly through all the Look branches and places them worldwide through other agencies pursuant to commission sharing arrangements. The amount of revenues generated by business from Austria was $912,541 in 2000 (75% of total revenue), $466,141 in 2001 (43%
of total revenue) and $242,914 in 2002 (21% of total revenue). The rest was international income. Look Models currently represents high profile models, among others , such as Naomi Campbell, Linda Evangelista, Karolina Kurkova, Ana Beatriz, Isabeli, Viera, Natasa Vojnovic in Eastern and Central Europe, including Austria, Slovakia, Hungary, Czech Republic, Poland, Germany, Yugoslavia. LMM has booked Ms. Campbell's services approximately five times. LMM has booked Ms. Claudia Schiffer services's approximately four times and Ms. Evangilista's services approximately three times. Generally, Look Models through Look Model Management have derived an approximate aggregate of 20% of their total revenue from bookings of the high profile models. Although no assurance can be given, Look expects to continue to offer services to such high profile, established models. However, Look Models' strategy, through Look Model Management is to invest in the future of young models in the hope that it will benefit when these models develop in their careers. Until today Look founded and built the careers of young top models like: Kristina Chrastekova, Anna Tokarska, Viera Schottertova, Petra Kvapilova, Alzbieta Syrovatkova, Barbara Temova and many others. However, no assurance can be given that Look Models will ever receive a return on its investment in a significant number of its models due to a variety of factors. Some factors include changing consumer tastes, personal difficulties of the models, emotional inability to perform in the modeling world, lack of modeling assignments, economic downturns and more affordable replacements for models.


     Look Models has constructed what it believes to be the first Internet portal with a copyrighted proprietary software that enables worldwide bookings online. The website has been operational since July 2002. Look Models utilizes the booking portal as an additional avenue to find new talent and as a way to book this talent with all its traditional clients. Look Models has digitized photographs, biographies and booking calendars for its modeling talent. Other modeling agencies as well as direct clients can apply for a code that will enable them to gain access to the models' files. The potential clients will be able to select a model, access her calendar and directly book the model's services through her online calendar. Time and money associated with travel, scheduling and meetings can be thereby greatly reduced. Look Models believes that the savings of time and money as well as the convenience of online booking will provide increased bookings and thereby increased revenues for Look Models. The web-site is located at www.link2look.com. Look Models intends to use its portal web-site aggressively and, while no assurance can be given, believes, based on cost and time savings, that this global booking structure is the future of the business. Clients have already taken advantage of utilizing Look Models' new software such as Nina Ricci, Paris, Grey Worldwide, TRIUMPH international, Chanel, many mail order companies and the major fashion magazines, such as Vogue, Elle, Glamour and Marie Claire. In 2002, 76.16% ($ 443,545) of the overall Model Management's revenue ($ 582,401) resulted from international bookings. Management anticipates that our unique Internet portal booking software to help increase international bookings as it allows our models worldwide to exchange information with partner agencies. The software allows the Company to enhance model movement activities and to create demand in those markets where the software permits the direct booking of models. Although we are just beginning to utilize our software, model management revenues increased by more than 55% in 2002 compared to 2001. Look Models considers the Internet portal to be a competitive advantage that will significantly increase future bookings.

     In addition, part of Look Models' business plan is to form, acquire and/or develop strategic relationships with other model agencies in the world's top markets. This strategy involves seeking out other model agencies with solid organizations and good reputations that enable them to place models with top commercial clients. In November 2002, Mr. Schwarz executed a contract to acquire Munich Models GmbH, a privately owned German model agency. This contract was subsequently terminated by the parties because Look Models did not have the finances to complete the acquisition. Look Models still continues to do business with Munich Models Gmbh and considers its relationship with Munich Models to be a good one. The letter of termination from Munich Models did not address the possibility of entering into a merger agreement at a later time. We are not currently involved in a negotiation to acquire any other agency.


     It is already standard in the industry to form affiliations with other model agencies pursuant to commission agreements. We will continue to develop these affiliations as well as attempt to acquire certain agencies where there are strong synergies between the parties and we believe it to be an economically sound move. While Look Models is not currently in negotiation to acquire any agency, Look Models anticipates that additional acquisitions could be made through an exchange of stock with the target, or if funds are required, such funds would come out of revenue or working capital, if available, or could be raised through subsequent offerings. These relationships would allow Look Models to place its local talent at larger international agencies, and potentially increase its Revenue revenue generation. Look Models believes that combined with its Internet booking services, such strategic relationships will give it an increased share of the global marketplace. The Internet booking services have been operational since July 2002 and allows our models worldwide to exchange information with partner agencies. Look Models considers the Internet portal to be a competitive advantage that will significantly increase future bookings.


     Licensing.
     ----------

     Look Models licensed the use of its name to a restaurant, known as the "Look Bar" from which it derived an annual license fee in the amount of $7,267. While the fee was subject to increase in successive years, Look terminated this license on October 10, 2002 as the Look Bar was not promoting the image Look wants to project. However, Look will seek other similar relationships. Look intends to seek other suitable licensees of Look Bars. In addition to filing trademark applications to extend its trademark protection to the name "Look Bar". Look Models intends to further protect the use of its name and image through a License Agreements.

     Product Design and Distribution:
     --------------------------------

     Look Models is currently designing a line of cosmetic products, lingerie and accessories under the brand names "Look" and "Catwalk" aimed at the young female market worldwide. Look Models works with Uli Petzold, an internationally renowned designer who is a director of Look Models, in the creation of these products. Look Models has applied much of its 1999, 2000, 2001 and 2002 revenues to finance its product line and web site development, as management believes this is a good investment in future revenue production. Look Models has already begun distribution of perfume, eau de toilette, body milk, body splash and perfume towelettes and has produced 35,000 units of the fragrance and cream products, and 500,000 promotional perfume towelettes. The manufacture of the products we select and design is outsourced. Our cosmetic and fragrance products are currently being distributed on a non-exclusive basis in Austria on a non-exclusive basis by Douglas Parfumerie, a purveyor of fragrances and cosmetics that has approximately 800 locations in Europe, and one store in the US, located at Grand Central Station in New York. To date, our non-exclusive distribution arrangement with Douglas Parfumerie is limited to Austria until such time as we authorize otherwise. We distribute our products in Czech Republic and Slovakia through Fann, a.s. on a non-exclusive basis. Our non-exclusive contract with both Douglas Parfumerie and Fan provide the following: We have approval rights over their methods of distribution and presentation of our product. The contract has an indefinite term subject to a right of termination by either party upon 90 days written notice. Both companies charge industry standard mark-ups on our products.


     Look Models has negotiated a deal with Coty Beauty, a division of Coty, to develop a fragrance line under the Pret-a-Porter brand. The parties are currently drawing up a written license agreement. Look Models has received a letter dated March 28, 2003, from Massimillano Ferari, Marketing Director of Coty Beauty confirming Coty's intent to finalize their agreement with Look Models.

     On November 15, 2001, Look Models entered into a five year, renewable International Production and Distribution Agreement with Dialpack, Inc., a German corporation, pursuant to which it has obtained, among other things, the worldwide right to promote and distribute a patented cosmetics dispenser under our Look Models and Catwalk labels. The product is a two cartridge dispenser that can adjust the amount of filler dispensed from each cartridge with the turn of a dial. Look Models intends to distribute a line of sunscreen products in this dispenser that can deliver any range of sun protection factor (SPF) by dialing the front of the container. It also anticipates distributing a foundation makeup that can range in shade according to a turn of the dial. Pursuant to the agreement, Look Models will also act as Dialpack's exclusive distributor in Eastern Europe for all uses of the product and in the rest of the world for model-related uses and for products under the Catwalk label. The agreement contains a right of first refusal on behalf of Look Models, such that in the event that Dialpack receives an offer to sell or determines to sell its company, the product line or the patents underlying the product line, then Look Models shall have the right of purchase at the same price and terms as has been offered to Dialpack. The agreement between Look Models and Dialpack can be terminated in the event a party is declared bankrupt, is subject to liquidation or dissolution. The agreement is terminable by Look Models if Dialpack distributes a similar product into the Look Models' market and Look Models is protected by a non-circumvention clause. The agreement is terminable by Dialpack if Look Models fails to promote the product, fails to sell agreed to minimum quantities of the product or promotes or distributes the product in certain territories under non-model-related labels or labels other than Catwalk. Failure to reach minimum purchase requirements of 300,000 units will result in termination of the agreement. Look has purchased 200,000 units and was required to purchase an additional 100,000 prior to the end of this year in order to reach its minimum purchase requirement. Look has not purchased this last 100,000 units as a result of negotiations a dispute between Dialpack and Look Models regarding the non-circumvention and termination clauses in the contract and the purchase requirements by Models Prefer as discussed below. Look has alleged that Dialpack has breached its non-circumvention clause. Dialpack has not yet but may terminate the contract as a result of Look Models refusal to purchase the minimum purchase requirement. The parties are currently in discussion about potential breaches. No formal legal action has yet to be commenced by either party. Look Models is currently considering its legal remedies but has not yet decided on its course of action. As fees generated under this agreement are not guaranteed, they and may be significantly less if the minimum purchase requirements are not met.


     As a result of the agreement with Dialpack, on December 5, 2001 Look Models entered into a three-year Product Distribution Agreement with Models Prefer, Inc., a Connecticut corporation. Look Models and Models Prefer are not affiliated. Under this agreement, Look has granted exclusive North American distribution rights for the distribution of a moisturizing make up, or other such products, in the Dialpack dispenser so long as it meets pre-set milestones. The agreement grants distribution rights in the United Kingdom as well, but only with respect to sales made through QVC. Models Prefer anticipates marketing its products over televised distribution channels, such as QVC. In addition, the agreement provides minimum purchase requirements on the part of Models Prefer to maintain distribution rights as well as pre-set purchase milestones in order to maintain exclusivity. Models Prefer's failure to reach minimum purchase requirements may result in termination of the agreement. Thus, fees generated under this agreement are not guaranteed and may be significantly less if the minimum purchase requirements are not met. The minimum purchase requirement for year one (December 1, 2001 to November 30, 2002) was hundred thousand (200,000) units, which was met. We began distribution and have delivered the Dialpack product to Models Prefer. The minimum purchase requirement increased in year two (December 1, 2002 to November 30, 2003) to three hundred thousand (300,000) units. According to the contract between the parties, by December 1, 2002, Models Prefer was required to purchase one hundred fifty thousand (150,000) units. This requirement has not been met. Although the contract is still in force, Models Prefer has notified Look Models that it will not be purchasing additional products in the immediate future. The parties are currently in discussion about potential breaches. Look Models is seeking to ensure that the non-circumvention provision of its contract with Models Prefer has not been breached. No formal legal action has yet to be commenced by either party. Look Models is currently considering its legal remedies but has not yet decided on its course of action. The minimum purchase requirement increases in year three (December 1, 2003 to November 30, 2004) to four hundred thousand (400,000) units. The requirement to maintain exclusivity for year one is the purchase of four hundred thousand (400,000) units by July 1, 2002. The requirement to maintain exclusivity for year two is the purchase of six hundred thousand (600,000) units by June 1, 2003. The exclusivity purchase requirement for year three is the purchase of eight hundred thousand (800,000) units. The agreement also contains a non-circumvention provision on the part of Look Models prohibiting it from having dealings with any vendor, producer, supplier and/or distributor of the dispenser.

     The company also intends to build value in its brand names so that it can license its brand name to other manufacturing and distribution companies. Look Models may form a wholly owned subsidiary to conduct these operations.

Distribution methods of the products or services
------------------------------------------------

     Through Look Eventmanagement, a scouting network is utilized to source and contract with the models. Look Eventmanagement's employee's and independent contractors travel to various events to find new models. They call, write and meet with various companies to sponsor these events and to license the right to hold Look Model contests.

     Look Models presently distributes its cosmetic products through Douglas Parfumerie and FANN. It will seek the services of other distributors as well as use its in-house staff and its president to market its products to large cosmetic companies, department stores and catalogue companies.


     Look Models has negotiated a deal with Coty Beauty, a division of Coty, to develop a fragrance line under the Pret-a-Porter brand. The parties are currently drawing up a written license agreement. Look Models has received a letter dated March 28, 2003, from Massimillano Ferari, Marketing Director of Coty Beauty confirming Coty's intent to finalize their agreement with Look Models.



     Look Modelmanagement booking agents use phone, fax, in person meetings and the Internet to place models with other agencies as well as directly with clients.

     Look Models also anticipates utilizing its web-site as a distribution tool to market is products as well as place its models.


     Look Models also intends to build value in its brand names in order to build sales and attract sponsors and licensees. Its model contests have been televised in many countries such as Poland, Germany, Romania, Czech Republic, Slovakia, Serbia, Portugal, Austria, Hungary and many others. The international final for 2000 took place in Vienna, Austria and for 2001, in Istanbul, Turkey. Our 2002 final took place in Prague, Czech Republic. We are planning additional events contemplating "fashion days" that will focus on local and international designers and will culminate in a world-wide event.

     Competition
     -----------
     Event and Model Management:
     ---------------------------

     Both our event management and model management sectors are dependent upon the modeling business. The modeling business is highly competitive, globalized and fragmented, and is also subject to changing demands and preferences. In the modeling industry, there is a low capital requirement to begin operations, and consequently Look Models has estimated that there are over twelve thousand (12,000) modeling agencies worldwide. There is a high cost to the clients for use of models, and the fixed costs tend to be uniform worldwide. There is often little loyalty between models and agencies, and reputation and local connections are some of the key factors that distinguish agencies. There is no barrier to the over twelve thousand modeling agencies worldwide to enter into event promotion as a way to find new talent and to generate different sources of revenue.

     In  the  case  of  Look   Eventmanagement,   our  competitors  in  modeling
competitions are Ford, Elite and Metropolitan.

     Look Modelmanagement is a small player in the direct placement of modeling talent. However, we believe that our Internet booking portal will expand our capabilities in different marketplace. In addition, while Look is a competitor in the modeling business, it is also a supplier.

     Product Design and Distribution:
     --------------------------------

     We face intense competition with respect to marketing our own brand of fragrance, cosmetic items and health and beauty aid products. We compete with major health and beauty aid companies, as well as fragrance and cosmetic companies who have well-established product lines, spend large sums for advertising and marketing and have far greater financial and other resources than we do. We also compete with these companies for shelf space and product placement in various retail outlets. The distribution of health and beauty aid products is also extremely competitive. We compete with pharmaceutical wholesalers that carry health and beauty aid products, as an accommodation for their customers. Many of these wholesalers have greater financial and other resources than we do.

     The apparel industry is highly competitive and fragmented, and is subject to rapidly changing consumer demands and preferences. We believe that our success will depend in large part upon our ability to anticipate, gauge and respond to changing consumer demands and fashion trends in a timely manner and upon the appeal to consumers of the Look and Catwalk brand image. We will compete with numerous apparel manufacturers and distributors and several well-known designers. Many of our competitors have greater financial resources than we do. Although the level and nature of competition differ among our product categories, we believe that we will compete on the basis of our brand image, quality of design, workmanship and product assortment.

Sources and availability of raw materials
-----------------------------------------

     Look Models relies on its scouting network to source new faces and contract with these models. Approximately 50% of our scouts are exclusive and 50% are freelance. No scouts can sign contracts on behalf of Look Models or its affiliates. Look Models negotiates fees separately with each of the scouts. Generally, a scout will receive a 5% fee of the client bookings for a limited period of time.

     We source products through numerous suppliers. We seek to achieve the most efficient means for timely delivery of our high quality products.

     We design our own product lines with our creative director, Mr. Uli Petzold. The products we design include our clothing and accessory line as well as the packaging for all of our cosmetics products. We purchase our cosmetic and fragrance products from foreign and domestic manufacturers and suppliers selected by our creative director. Many of these companies also manufacture and supply health and beauty aid products, fragrances and cosmetics for many of our competitors. The products we distribute are manufactured by independent foreign and domestic companies. We do not own any production equipment. We are presently sourcing manufacturers of our clothing and accessory line. Manufacturers of cosmetics and fragrances are subject to foreign and domestic regulation. We do not manufacture cosmetics and fragrances ourselves and therefore do not require governmental approval for their sale.

Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts, including duration.
--------------------------------------------------------------------------------

     Look Models has filed a trademark application with the United States Patent and Trademark Office for the mark "Look Models" in International Class 2003. This application was filed on January 19, 2001, and has been assigned Serial Number 76/199318. Look Models has also registered the mark "Look Models" in Belgium, the Netherlands, Luxembourg, Bosnia and Herzegovina, Bulgaria, Croatia, Czech Republic, France, Germany, Hungary, Italy, Latvia, Poland, Portugal, Romania, Russian Federation, Slovakia, Slovenia, Spain, Switzerland, Yugoslavia, Lithuania, and the United Kingdom, under the Madrid Agreement and the Madrid Protocol. The mark is filed in International Classes 003, 35, 41 and 42. The Registration Number is 739 473, and the date of the registration is May 2, 2000.

     Accounting Treatment
     --------------------

     Although we are the parent corporation, for accounting purposes, our acquisition of Look Models has been treated as the acquisition of us by Look Models. This is known as a reverse acquisition and a recapitalization of Look Models. Look Models is the acquirer for accounting purposes because the former Look Models stockholders received the larger percentage of our common stock and voting rights than our prior stockholders. The fiscal year has remained the same as both our company and Look Models have the same fiscal year, December 31.

     Employees
     ---------

     Our subsidiary Look Models has twenty-three (23) total employees, of which twenty (20) are full time employees and three (3) are freelance.

     Properties
     ---------

     We do not own any real estate. Look Models has a protected lease on its offices in Vienna, Austria, pursuant to Austrian law. A protected lease means that the tenant has an indefinite leasehold on these properties so long as the lease payments are made. Under the agreement, if the Company continues to make lease payments at the current amount, the lease cannot be terminated by the landlord. The monthly rental including utilities is approximately $1,633 per month. Additionally, it has a protected lease in Prague, Czech Republic, pursuant to Czech law. The lease is signed for unlimited period of time. The monthly rental, is $750 plus utilities. The company has the right to sublease the premises. Look has a protected lease in Bratislava, Slovakia, pursuant to Slovakian law. The lease is signed for unlimited period of time. The monthly rental, is $1,400 plus utilities. The company has the right to sublease the premises. Look Models previously rented office space in Belgrade, Yugoslavia but has closed this office. Management has determined that maintaining office space in Belgrade is unnecessary and that it can currently handle any Yugoslavian business by phone or through business trips to the country. Management believes that the closure of this office has no impact on the business of Look Models. Look Models owns and leases sophisticated computer and graphic production equipment for photo shoots, Internet activities, and events. It owns other personal property and business furniture in its business premises.


                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

     You should read the following discussion and analysis as well as the consolidated financial statements and their accompanying notes, included elsewhere in this prospectus. This discussion and analysis is a presentation by management of their financial condition and result of their operations, as our company has assumed their business operations.


     Certain statements contained under this caption and elsewhere in this prospectus, regarding matters that are not historical facts are forward-looking statements. All statements that address operating performance, events or developments that the management of Look Models expects to incur in the future, including statements relating to sales and earning growth or statements expressing general optimism about future operating results are forward-looking statements. These forward-looking statements are based on Look Models management's current views and assumptions regarding future events and operating performance. Many factors could cause actual results to differ materially from estimates contained in these forward-looking statements. The differences may be caused by a variety of factors, including, but not limited to, adverse economic conditions, competitive pressures, inadequate capital, unexpected costs, lower revenues or net income, the possibility of fluctuation and volatility of our operating results and financial condition, inability to carry out marketing and sales plans and loss of key executives, among other things.

Critical Accounting Policies and Estimates
-------------------------------------------

     The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect our reported assets, liabilities, revenues and expenses, and our related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to revenue recognition, bad debts, intangible assets and income taxes.

     We believe the following critical accounting policies and the related judgments and estimates affect the preparation of our consolidated financial statements.

     We recognize revenue when it is earned and record accounts receivable at that time. We do not account for revenue based on contractual arrangements in advance of their being earned.

     We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required which would result in an additional general and administrative expense in the period such determination was made.

     We do not have any of the following:

o    Off-balance sheet arrangements.

o Certain trading activities that include non-exchange traded contracts accounted for at fair value.

o Relationships and transactions with persons or entities that derive benefits from any non-independent relationships other than related party transactions discussed herein.

Foreign Exchange Issues
-----------------------
Foreign currency translation:
-----------------------------

     The financial position and results of operations of Look Models' foreign subsidiaries are measured using local currency as the functional currency. The functional currency for most foreign operations is the Austrian Schilling, which was replaced by the Euro in January 2002. Conversion to the Euro is not expected to have an impact on Look Models' financial condition and results of operations. Revenues and expenses of such subsidiaries have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rate of exchange at the balance sheet date. Translation gains and losses are included in other comprehensive income. Aggregate foreign currency transaction gains and losses are included in the results of operations as incurred.

                          KINGSGATE ACQUISITIONS, INC.
                 (SUCCESSOR TO LOOK MODELS INTERNATIONAL, INC.)

                              RESULTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 2002 AND 2001

                                2002                2001
                                ----                ----

Sales                      $  1,146,849        $   1,076,237
Cost of sales                  (784,900)            (662,601)
                           -------------       --------------
Gross profit                    361,949              413,636
                           -------------       --------------


Selling expenses               (610,018)            (430,375)
Administrative expenses        (868,456)          (1,648,951)
                           -------------       --------------

                             (1,478,474)          (2,079,326)

Loss from operations         (1,116,525)          (1,665,690)
                           -------------       --------------



Interest expense               (134,417)             (55,826)
Other, net                       36,389               (4,434)
                           -------------       --------------

                                (98,028)             (60,260)
                           -------------       --------------

Net loss                   $ (1,214,553)       $  (1,725,950)
                           =============       ==============


Net loss per share -
   basic and diluted        $     (0.10)       $       (0.14)
                           =============       ==============


Weighted Average shares of
    common stock
    outstanding              12,477,533            12,323,269
                           =============       ==============

Results of Operations
---------------------

2002 Compared with 2001
-----------------------


     For the year ended December 31, 2002, revenue increased from the year ended December 31, 2001. Revenue for the year ended December 31, 2001 was $1,076,237, and revenue for the year ended December 31, 2002 was $1,146,849 (a 6.6% increase). Management believes that the increase can be attributed to the globalization of its model mediating activities resulting in an increased number of models Look Models has placed internationally and the ensuing increase in mother agency fees. In 2002, 75% of the overall revenue resulted from international bookings, compared to 5% in 2001. Management believes that its models had an increased willingness to travel internationally after the post September 11th fear of travel began to wane. Management also believes that the increase can be attributed to cost cutting measures and more successful model placement. Management also attributes the increase in revenue to the higher margin from sales of sunscreen products. The cost of sales of $784,900, for the year ended December 31, 2002, is higher than the cost of sales of $662,601 in the year ended December 31, 2001 (an 18.5% increase). The increase in the cost of sales is due to additional development fees associated with the Look and Catwalk brand identity and costs associated with the development Look's event-management concept based on the Internet and "fashion days". Accordingly, there was a decrease in Look Models' gross margin for the year ended December 31, 2002. Specifically, the gross profit for the year ended December 31, 2001 was $413,636, or 38.4%, but, for the year ended December 31, 2002, the gross profit was $361,949,or 31.6%. This decrease in gross margin can be primarily attributed to the higher cost of sales in gross margin from sales of sunscreen products. There were no sales of sunscreen products during the year ended December 31, 2002. Selling expenses for the year ended December 31, 2002, as compared to the selling expenses for the year ended December 31, 2001 show an increase from $430,375 to $610,018, or 41.7%.



     Administrative expenses decreased in 2002 compared to those of 2001. Administrative expenses were $1,648,951 in 2001, and were $868,456 in 2002, a 47.2% decrease. This is because the company did not re-incur certain costs attributed to preparing for its public registration, and in upgrading its accounting and financial controls. Look Models posted a net loss for the year ended December 31, 2002 of $1,214,553. The net loss for 2002 was a decrease of 29.6% over the net loss in 2001 of $1,725,950. The 2002 loss includes $200,000 of non-cash foregone salary imputed to the company's president.


     The loss in 2002 can be divided into a loss from U.S. operations, and a loss from European operations. The loss in 2002 from U.S. operations was $580,149, while the loss from European operations was $634,404. The U.S. operations are those of the holding company, which received funds from non U.S. investors and dispensed funds to its European subsidiaries for working capital purposes, and paid obligations to both U.S. and non-U.S. vendors, primarily in satisfaction of transaction based expenses. Other than the distribution of products to Models Prefer, Ltd. ("Models Prefer") there are no operations currently being conducted in the U.S. The loss from operations in Europe of $634,404 was lower in 2002 than it was in 2001. In 2001 the net loss from Europe was $652,992. The 2002 loss from U.S. operations of approximately $580,149 is significantly less than the 2001 loss from U.S. operations of $1,072,958.

     Look Models believes that it is moving toward profitability. While Look Models has experienced uncertainty in meeting its cash flow needs and has relied on outside investors and its principal shareholder to provide funding, Look Model's management plans to attain profitability and meet cash flow needs going forward as follows:

a. Look Models' president and majority shareholder, Wolfgang Schwarz, has made a firm commitment to fund the operating expenses for 2003 and to forego salary in 2003 until such time as profitable operations, capital raised from redemption of outstanding warrants, or future equity transactions provide Look Models the ability to pay his salary in accordance with his employment agreement. Mr. Schwarz has certified this commitment to Look Models in writing. This funding, if necessary, will be made as an at-market interest bearing loan to Look Models. Mr. Schwarz has also listed for sale a real estate investment and has committed to utilize the net proceeds from the sale, estimated to be $615,000, to support 2003 activities as required.

b. Mr. Schwarz has agreed to postpone his claim for amounts owed to him by Look Models and to utilize funds from capital raised from redemption of outstanding warrants, future equity transactions or profitable operations as a means of repayment. At December 31, 2002 and 2001 such amounts were $892,121 and $812,911, respectively.

c. Management believes that the increase in revenue Look Models has experienced will continue. For the three month ended March 31, 2003, Look Models' revenue was $347,487 (unaudited) compared to $255,978 (unaudited) for the three months ended March 31, 2002.

d. From Look Models' operating segments, the following developments are anticipated to increase revenues and cash flows in year 2003:

     Model management:
     -----------------


     Pursuant to its growth strategy, Look Model's began to globalize its model mediating activities. In 2002, 75% of the overall revenue resulted from international bookings, compared to 5% in 2001. This trend is expected to continue in 2003. Look Models' unique Internet portal booking software allows it to administer all its models worldwide and at the same time exchange information with partner agencies. The software allows Look Models to enhance model movement activities and to create demand in those markets where the software permits the direct booking of models. Although Look Models is just beginning to utilize this software, model management revenues increased by more than 40 % compared to 2002. Look Models considers the Internet portal to be a strong competitive advantage which will significantly increase future bookings.

          Cosmetics:
          ----------

     Look Models is finalizing a license contract for its fragrance line with one of the world's largest fragrance producers, Coty. Look Models will produce and market fragrance products.

          Look Model Search/Event-management:
          -----------------------------------


     In 2003, Look Models expects to increase significantly the number of participating countries in its international model search activities. Look Models' licensees organized events in Austria, Yugoslavia, Czech Republic, Slovakia, Hungary, Poland, Macedonia, Bosnia, Lithuania, Latvia, Romania and Portugal. Due to the Look Models' Internet portal scouting system, contestants from an increasing number of countries, including the USA, South America and Asian countries, apply and take part in the events. Look Models' new event-management concept is based on the Internet and "fashion days", revolving around the promotion of local designers. This new concept proved to be very successful in our final show of 2002 in Prague. This event gained significant media attention, and Look Models is evaluating offers from venue sponsors in Dubai and Monte Carlo for future international shows.


e. Look Models is seeking to eliminate non-recurring expenses. See Liquidity and Capital Resources, below.

f. Look Models is seeking to eliminate non-cash charges, such as payment in stock for services rendered to Look Models.

Liquidity and Capital Resources
-------------------------------
Working Capital, Debt and Liquidity.
------------------------------------


     Although Look Models had a shareholders' deficit as of December 31, 2001 and December 31, 2002 , of $1,678,269 and $3,048,302, respectively, Look Models believes that it will have the capital resources for the next twelve (12) months in order to operate its business due to:

(1) Funding Commitment. Look Models' president and majority shareholder, Wolfgang Schwarz, has guaranteed to fund the operating expenses for 2003 and to forego salary in 2003 until such time as profitable operations, capital raised from redemption of outstanding warrants, or future equity transactions provide Look Models the ability to pay his salary in accordance with his employment agreement. Mr. Schwarz has certified this commitment to Look Models in writing. This funding, if necessary, will be made as an at-market interest bearing loan to Look Models.



(2) There are several trends and events that have, or are reasonably likely to have, a material impact on Look Models' short-term or long-term liquidity Look Models is currently negotiating to obtain financing from a private equity fund. Look Models believes that it is currently at the due diligence stage of these negotiations. Look Models is negotiating additional equity funding from foreign investors and has completed the combination with Kingsgate Acquisitions, Inc., which is expected to provide access to the U.S. capital markets. Additional funding is intended to increase both the short-term, and the long-term liquidity position of Look Models.Look Models intends to use this financing for working capital, and to cover the transaction costs it will incur in the next several months. Look Models believes that its Internet booking system, as well as the maturity in age of its models database, and the execution of several pending licensing transactions will add to its short-term liquidity. Look Models is attempting to license its "Look" and "Catwalk" brands for franchise purposes, and to increase the number of licensees of its brands. Turkey and Russia are two markets where the "Look" brand will be developed and the "Catwalk" products will be sold. Look Models is not aware of other known trends, events or uncertainties, other than general business upswings or downturns that will have a material impact on its short-term or long-term liquidity.



(3)  Look Models'  internal and  external  sources of liquidity  are as follows:
     Externally, Look Models hopes to continue its past strategy of obtaining funding from the sale of its stock to outside investors, some of whom are already current shareholders of Look Models. Internally, Look Models expects to fund its operations from revenues and acquisitions using stock, and expects to increase its revenues, while stabilizing its expenses. For the three month ended March 31, 2003, Look Models' revenue was $347,487 (unaudited) compared to $255,978 (unaudited) for the three months ended March 31, 2002. Additionally, Look Models' has outstanding claims against third parties which management believes will result in cash receipts and debt extinguishment during 2003 totaling approximately $165,000.

(4) Non-Cash Expenses. As reflected in the Statement of Changes in Shareholder's Deficit and Comprehensive Income there are charges associated with the Kingsgate transaction and for payments made using stock that are reflected in the administrative expenses. These expenses are primarily professional and other fees relating to the transaction, including fees necessary to provide adequate documentation of international contracts and agreements, developing its licensing and brand extension business, negotiations with Kingsgate, etc.

(5) Deferred Repayment. The President and majority shareholder of Look Models has deferred repayment of loans due to him for one (1) year, or until Look Models returns to profitability, or is successful in securing follow-on financing. An example of follow-on financing that would be used to repay Mr. Schwarz' loan is through warrant exercise. If our offering, which is currently in registration is fully subscribed there will be 6,000,000 warrants outstanding. Upon exercise of these 6,000,000 warrants, Look Models will receive gross proceeds of $6,250,000. We intend to use 25% of the warrant proceeds to pay outstanding officer loans and 75% of the warrant proceeds for marketing our cosmetics and accessory lines. There can be no assurance that the warrants will be exercised or that Look Models will return to profitability. Mr. Schwarz has not guaranteed the extension of this loan and could, potentially, seek some loan repayment out of revenues generated.


(6) Lines of Credit and Overdrafts. Look Models has the following lines of credit from Tiroler Sparkasse Bank, Austria:

    At December 31, 2002 short-term borrowing consisted of:

Line of credit, interest at 6.5%; outstanding balance
 due in June 2003; collateralized by the Company's
 receivables and guaranteed by the Company's president*              $ 184,112

Line of credit, interest at 6.5%; outstanding balance
 due in June 2003; collateralized by the Company's
receivables and guaranteed by the Company's president*                 458,160

Line of credit, interest at 7.875%; outstanding balance
 due in June 2003; collateralized by the Company's receivables and guaranteed by the Company's president 150,774

Overdraft on bank accounts, interest at 7%*                          1,116,721
                                                                    ----------

                                                                 $   1,909,767

                                                                 =============

* Effective January 1, 2003, the interest rates on these loans were reduced to 4.5%.


Net Cash Used in Investing Activities
-------------------------------------

     Look Models has no material commitments for capital expenditures, as it has already expended the majority of necessary funding in developing its licensing and brand extension businesses, but Look Models will need working capital to continue to purchase inventory of dispensers, perfume, eau de toilette and body splash. Look Models is currently developing a new range of products, and is attempting to negotiate royalty based contracts with large cosmetic companies for these products. Look Models also intends to license products under its brand names, particularly to licensees that will sponsor the LOOK MODEL SEARCH International Final. Look Models also has commitments to various entities and individuals for transactional fees, disbursements, professional fees, and other related costs in conjunction with completing this transaction. These costs are not expected to exceed $250,000, and Look Models intends to partly finance these expenditures internally from revenue, but primarily, Look Models intends to use financing and offering proceeds to make such expenditures.

Seasonality
-----------

     There are seasonable aspects that can have a material effect on the financial condition or results of operation of Look Models, such as lower demand during off-season periods. Partially offsetting the seasonality is the fact that Look Models has a presence in various markets. A slowdown in one market is sometimes offset by buoyancy in another market, resulting in such fluctuations having less of an overall effect on Look Models' annual revenue stream. For example, the different seasons result in the need for models in different venues. Spring and fall bring the need for models to display fashions for the industry retail viewers. Summer and Winter require models in on-site swimwear and Winter sports shoots.


Planned Acquisitions
----------------------


     As Look Models believes it would be more cost effective to acquire existing agencies in certain markets, rather than to open up new offices in said markets. Look Models plans to form strategic alliances, through either commission agreements or acquisitions of modeling agencies in some of the world's modeling centers, such as New York, London, Paris, Milan, and Munich. Look Models may also seek to purchase companies, or assets that will benefit, or assist its production and distribution capabilities in its cosmetics business. In general, Look Models intends to use stock in large part to finance acquisitions. If funds are required, such funds would come out of revenue or working capital, if available, or could be raised through subsequent offerings. In November 2002, Mr. Schwarz executed a contract to acquire Munich Models GmbH, a privately owned German model agency. This contract was subsequently terminated by the parties because Look Models did not have the finances to complete the acquisition. Look Models still continues to do bueiness with Munich Models and considers its relationship with the company to be a good one. The letter of termination from Munich Models did not address the possibility of entering into another agreement at a later time.



Planned Ventures
----------------

     Look Models has commenced preliminary discussions with Fashion T.V., a media company, which is televised worldwide through cable and satellite and has approximately 300 million viewers. The two companies are collaborating a deal whereby Fashion T.V. would cover all Look Models' national model contests as well as the International final event. This collaboration would allow Look Models to have a participating partner to share the expenses of the event, while maximizing revenue by increasing visibility of the event through greater media coverage of the event.

Expected Market, Product, Region of Influence
----------------------------------------------


     Look Models anticipates that its services will continue to be demanded by many young girls from Eastern Europe seeking to enter the modeling world. Look Models also anticipates it will be sought out by aspiring models in the Western world once it has established a presence in one or more major modeling markets. Look Models currently represents high profile models as well as new talent. An expected market is the development of young models. In the event marketing, licensing and sponsorship businesses, Look Models targets companies with expertise in event marketing, and is focusing its efforts to sign up licensees in major European markets. In 2002 Look Models signed agreements in Portugal, Germany, Czech Republic, Slovakia, Turkey, Poland, Hungary, Yugoslavia.

     In the cosmetics business, Look Models targets the young female market in Europe. Look Models hopes to establish a brand name in Europe before launching its products in the United States. Look Models plans to extend its product line to develop products that are identified with its models, such as handbags, accessories, sunglasses, and so forth. Look Models is developing four sample collections of "cult items" such as leather jackets, caps, model backpacks, workout outfits and lingerie.


     Look Models has negotiated a deal with Coty Beauty, a division of Coty, to develop a fragrance line under the Pret-a-Porter brand. The parties are currently drafting a written license agreement. Look Models has received a letter dated March 28, 2003, from Massimillano Ferari, Marketing Director of Coty Beauty confirming Coty's intent to finalize their agreement with Look Models.


Projected Financial Information and Management
----------------------------------------------
Expectation on the Nature of Future Business1
---------------------------------------------


     Investors should not place undue certainty on projections. We can provide no assurances that any of our projections will ever be met.


1. Licenses and Sponsoring:
---------------------------


     Beginning in 1999 and continuing through 2002, Look Models decided to create awareness for its brand name, its products, and its business model. Accordingly, Look Models invested in, and developed partnerships with outside parties for the purpose of organizing national and international model search events. Initially, Look Models funded all the model search events itself, in order to develop a reputation as a leader in the search for new faces. The model search process also provides Look Models with a steady stream of young models that join Look Models' portfolio of faces for future placement. Look Models now intends to generate revenue from these relationships by entering into licensing and sponsorship deals. In 2003, Look Models is focusing on exploiting both existing and new markets, and expects to negotiate licensing and sponsorship deals.


The structure of a licensing deal is as follows:

     Look Models is paid an initial licensing fee of anywhere from $15,000.00 - $50,000.00 per country, and retains a portion of the revenue from sponsors at the events.

 2. Merchandising:
------------------

     Look Models has invested heavily in product development and marketing, and has developed a line of products that will utilize its "Look Models", and its "Catwalk" brands. The products are aimed at the young female market worldwide. The products being developed are perfume, eau de toilette, body milk, body splash, perfume towelettes, aromatherapy, sunscreen, and lingerie. Look Models works with Uli Petzold, an internationally renowned designer who is a director of Look Models, in the creation of these products. At this time, Look Models' products have a presence in Austria, the Czech Republic, Slovakia and Turkey.

--------
1 These notes are arranged by dividing Look Models into four (4) revenue producing units,

3. Modeling and licensing:
--------------------------

     Through the acquisition of agencies in major markets, Look Models hopes to increase its revenue stream. Additionally, due to the fact that several of its models will be finishing school this year, Look Models expects to add to its revenue base from these new faces. These models will be able to generate additional revenue due to the fact that they will have completed their studies.

     Without the acquisition of "big market" agencies, Look Models, based upon historical figures, would expect to increase its revenue by 30%per annum.

4. E-Commerce:
--------------


     Look Models has constructed what it believes to be the first Internet portal with a copyrighted proprietary software that enables worldwide bookings online. The website has been operational since July 2002. Given that this is the first time that a model agency network has built a fully operating model booking portal, there are no historical figures to use for revenue projections herein. We believe that the portal will increase revenues and decrease operating expenses, without taking revenue from the existing modeling business. The portal will allow Look Models to book models worldwide by electronic means without interfering with the models' local agency's office and the current base of operation of the models. As these transactions will be new, they will not be taking revenue from Look Models' existing modeling business. Look Models will promote its portal aggressively and believes that this global booking structure is the future of the business.

     Clients have already taken advantage of utilizing Look Models' new software such as Nina Ricci, Paris, Grey Worldwide, TRIUMPH international, Chanel, many mail order companies and the major fashion magazines, such as Vogue, Elle,
Glamour and Marie  Claire.  In 2002,  76.16% ($  443,545)  of the overall  Model
Management's revenue ($ 582,401) resulted from international bookings. Management anticipates that our unique Internet portal booking software to help increase international bookings as it allows our models worldwide to exchange information with partner agencies. The software allows the Company to enhance model movement activities and to create demand in those markets where the software permits the direct booking of models. Although we are just beginning to utilize our software, model management revenues increased by more than 55% in 2002 compared to 2001.



     The sources of income for the e-commerce division are:

1. Modeling commissions; 2. Portal advertising revenue; 3. Revenue from portal links; and 4. Product sales.

Description of Material Risks and Management's strategy of offset risk
----------------------------------------------------------------------

     Look Models effectively invests in the future of young models in the hope that it will benefit when these models develop in their careers. Look Models may never receive a return on its investment in a significant number of its models due to a variety of factors, such as changing consumer tastes, personal difficulties of the models, emotional inability to perform in the modeling world, lack of modeling assignments, economic downturns, more Affordable replacements for models, to name a few. Look Models also faces the risk that its models may dishonor contracts they have with the agency, refuse to sign contracts with the agency, or leave the agency to join another agency. While Look Models plans to issue shares of stock to each of its models as an incentive to remain with Look Models, and to build loyalty and an ownership mentality in its models, management has not worked out the specifics of this program. It is anticipated that this program will be a privately issued employee stock plan issued pursuant to an exemption from registration under the Securities Act of 1933. Additionally, management intends to closely marshal and enforce its contractual relationships with all its models, and with the outside agencies with which Look Models shares bookings, and, therefore, fees.

Significant Accounting Policies
-------------------------------

Stock-based compensation:
-------------------------

     Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" allows companies to choose whether to account for employee stock-based compensation on a fair value method, or to account for such compensation under the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company has chosen to account for employee stock-based compensation using APB 25.

Segment reporting:
------------------

     The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). The Company's results of operations and financial position were not affected by the implementation of SFAS No. 131.

Operating segments:
-------------------

     The Group classifies its businesses into three operating segments. The segments have been defined by the services each segment offers. The services offered are described below:

Event management:
-----------------

     Look Eventmanagement GmbH handles the sourcing of new models and their development, and the organization of promotional events. It was founded 1986 under its former name Wolfgang Schwarz Sport- und Kulturveranstaltungen GmbH, Vienna.

Model management:
-----------------

     Look Model Management GmbH is a model agency operating in Austria.

Cosmetics:
----------

     In 2000, the Company started a new operating segment by entering into the cosmetics business. The products include Eau de toilette, perfumes, body milk and body splash. In 2001, the Company introduced the sale of sunscreens.



    A summary of sales by country is as follows:

                                                Year ended December 31, 2002
                                --------------------------------------------------------------

                                     Event-           Model-
                                   Management       Management      Cosmetics      Total


Austria                               $   103,717   $  138,856      $       341   $   242,914
United States of America                   26,488           -           309,603       336,091
Other countries                           124,299      443,545               -        567,844
                                --------------------------------------------------------------


Totals                               $    254,504   $  582,401      $   309,944   $ 1,146,849
                                ==============================================================






                                                    Year ended December 31, 2001
                                 -------------------------------------------------------------------

                                     Event-           Model-
                                  Management       Management      Cosmetics         Total


Austria                               $   72,601     $  392,497    $     1,043    $   466,141
United States of America                  74,473              -        277,029        351,502
Other countries                          247,772              -         10,822        258,594
                                 -------------------------------------------------------------------


Totals                                $  394,846     $  392,497    $  288,894     $ 1,076,237
                                 ==================================== ===============================


    Information about the Company's operating segments:

                                               Year ended December 31, 2002
                           ----------------------------------------------------------------------
                                  Event-         Model
                                management     Management    Cosmetics     Corporate          Total
                           -----------------------------------------------------------------------------


Total revenue                $     254,504     $  582,401     $ 309,944           -        $  1,146,849
Profit (loss) from
  operations                      (439,967)      (178,524)       82,115    $(580,149)        (1,116,525)
Interest expense                  (108,140)       (26,277)            -            -           (134,417)
Net income (loss)                 (524,549)      (191,970)       82,115     (580,149)        (1,214,553)

Salary waived by CEO                                                         200,000            200,000
  and majority
shareholder

Capital expenditures                 13,443         14,240            -            -             27,683
Depreciation and
  amortization                       12,326         10,161            -       15,543             38,030





                                               Year ended December 31, 2001
                           ----------------------------------------------------------------------
                                  Event-         Model
                                management     Management    Cosmetics     Corporate          Total
                           -----------------------------------------------------------------------------
Total revenue                   $  394,846      $  392,497     $  288,894               -     $1,076,237
Profit (loss) from
  operations                     (368,282)        (313,551)        89,101    $ (1,072,958)    (1,665,690)
Interest expense                  (44,103)         (11,723)             -            -           (55,826)
Net income (loss)                (415,489)        (326,604)        89,101      (1,072,958)    (1,725,950)

Shared issued for services               -             -             -            270,000        270,000
Capital expenditures                 7,472             -             -             16,534         24,006
Depreciation and
  amortization                       9,030           7,388             -           15,544         31,962


                                   MANAGEMENT

       Our officers and directors and further information concerning them are as follows:


    Name                              Age                   Position
    ----                              ---                   --------

Wolfgang Schwarz                       52             President, Treasurer
Passauerplatz  #1                                     and a Director
Vienna 1010,  Austria

Uli Petzold                            42             Secretary and a
Passauerplatz  #1                                     Director
Vienna 1010,  Austria


     Below are the biographies of the officers and directors of Look Models:

     Wolfgang Schwarz, 52 - Chief Executive Officer, President, Chairman of the Board and Treasurer of Look Models and its subsidiaries since their inception:
Mr. Schwarz is an Austrian entrepreneur and of Kingsgate from September 6, 2002. He will serve a five year term. In 1974, after a short modeling and acting career, he founded a modeling agency called "The Girls and Boys" in Austria. The Girls and Boys thereafter expanded its business activities to Germany. The Girls and Boys is solely owned by Mr. Schwarz. While it still exists, it no longer conducts operations. In 1979, Mr. Schwarz launched a series of European contests for models using the name "The face of the 80's". In 1986 he started the Look of the Year contest in Austria and Hungary, and achieved considerable success with that concept. In 1986, he formed an Austrian company under the name Wolfgang Schwarz Sport- und Kultwveranstaltungen GmbH, Vienna. This company later changed its name to Look Eventmanagement GmbH, and is now a wholly owned subsidiary of Look Models International. In 1987, Mr. Schwarz established the first eastern European modeling agency in Hungary using the name "The Girls and Boys", which also became a market leader. In 1989, Mr. Schwarz and John Casablancas of the Elite Modeling Agency in New York, one of the leading model agencies in the world, agreed to develop the Look of the Year contest in 15 countries in Central and Eastern Europe. Since 1993, Look has been a large supplier of new faces to the modeling world. From 1994 to the present, Mr. Schwarz has built Look Models into a European contest platform and modeling agency, while continuing to discover and promote new faces. He has helped discover top models like Teresa Maxova, Nina Moric, Svetlana, Tatjana Dragovic and others, and has helped launch the careers of supermodels Naomi Campbell, Linda Evangelista and Karen Mulder in Europe.

     Uli Petzold, 42, Director and Creative Director from September 6, 2002 (the date of the merger) and will serve a five year term. Mr. Petzold was born in Frankfurt Germany and moved to Nuremberg after finishing his high school education and obtaining his Abitur (an extra educational degree indicating distinction from a German or Austrian university). There he completed an apprenticeship as a furrier in the studios of Marco International. From March 1982 to September 1984, he designed furs for Ansel & Ansel in Montreal Canada. From October 1984 to June 1987, he accepted a call from Balenciaga Paris to head the fur division under the then director of Karl G. Kunert. The two formed a team, creating collections that were very successful, first and foremost in Japan and the United States. In June 1987, at the age of 27, Uli Petzold opened an atelier, a top floor studio, in the Avenue Victor Hugo, Paris and designed his own apparel lines under the label Petzold Paris. At the same time, he also opened for his German customers a studio in Bad Homburg. In September 1988, a contract with Jindo International to become a chief designer of the European Division took him back to Asia. Back to Europe in June 1988, he designed a Petzold women's wear collection that the garment manufacturer Wiedekind licensed in place of Daniel Hechter Paris. Parallel to the stepwise development and extension of his own design company in Germany and USA, he ran a Petzold store under franchise in Germany. In September 1989 to August 1994, Mr. Petzold designed the trend collection for a period of five seasons for AKZO, wrote copy for his own column in the Italian fashion press "Nella Moda di Uli Petzold", and received (as the only German) the "Oscar of the Haute Couture" for furs in 1985 and 1986 from the Academy of Fashion in Turin, Italy. From March 1991 to July 1993, he headed the international Trendtables as official trend advisor for prestigious trade fair Interstoff in Frankfurt.





     Since January 1995 his personal interests on design changed more and more to graphic, packaging, industrial and interior design. He stared to create his own home collection and was hired to design special interest products by the Ritzenhoff AG. Within a short period of time his name became well known in this business. From February 1996 to September 1997, he was asked by Mercedes Benz AG to design and develop a new corporate showroom interior. By the November 1997 the first two branches were opened in Germany. The design was licensed by Uli Petzold to implement the concept worldwide. In July 1998 he moved back to the USA. Since then he has operated the creative studios of the XODESIGNGROUP in Frankfurt Germany with his partner Kay Witte, and in Miami Beach, USA. Currently, Mr. Petzold operates Petzold New York, Inc., which conducts an international license business in New York, N.Y. Some of Mr. Petzold's clients include Mercedes Benz, Germany, Procter & Gamble / Cosmetic Division, London, Dolce & Gabbana / EuroItalia, Sahra Lee, London and Sanyo Fischer Vertriebs GmbH.

     Remuneration
     ------------


     Wolfgang Schwarz has a renewable five year employment agreement with Look Models dated June, 2000. He is paid a yearly salary of $350,000. Mr. Schwarz was paid a reduced salary of $200,000 in 2001. As of December 31, 2002, the 2002 loss includes $200,000 of non-cash foregone salary imputed to Mr. Schwarz. Mr. Schwarz has made a firm commitment to fund the operating expenses for 2003 and to forego salary in 2003 until such time as profitable operations, capital raised from redemption of outstanding warrants, or future equity transactions provide Look Models the ability to pay his salary in accordance with his employment agreement. The determination as to the appropriate time to re-incur his salary will be made in good faith by Mr. Schwarz and the board of directors. Mr. Schwarz has certified this commitment to Look Models in writing. This funding, if necessary, will be made as an at-market interest bearing loan to Look Models. Mr. Schwarz has also listed for sale a real estate investment and has committed to utilize the net proceeds from the sale, estimated to be $615,000, to support 2003 activities as required.



     Mr. Schwarz' employment agreement contained a provision stating that if $5 million dollars was not raised by March 2001, he could terminate his agreement with twenty days notice. Mr. Schwarz has waived this right. Thus, this provision is not enforceable.

     Audit Committee Financial Expert
     --------------------------------

     Our board of directors is currently seeking a financial expert to serve on its audit committee.

     The following table sets forth information concerning compensation for services rendered to Look Models by its President and by its executive officers.


                           SUMMARY COMPENSATION TABLE
                             Long Term Compensation
                              Restricted Securities

Name and                               Other Annual     Stock     Underlying    LTIP       All
Principal    Year   Salary    Bonus    Compensation    Award(s)    Options     Payout     Other
Position             ($)       ($)        ($)             ($)      /SARs (#)    ($)     Compensation
----------   ----    ----      ------   ----------     ---------   ----------   ----  -------------
Look Models Officers and directors

Wolfgang(1)(2)
Schwarz,       2002    -0-       -0-        -0-           -0-        -0-          -0-         -0-
Chairman
of The Board,
President,

Treasurer      2001    200,000   -0-        -0-           -0-        -0-          -0-         -0-
Director       2000    350,000   -0-        -0-           -0-        -0-          -0-         -0-
Uli
Petzold,       2002    -0-       -0-        -0-           -0-        -0-          -0-         -0-
Secretary      2001    -0-       -0-        -0-           250,000    -0-          -0-         -0-
Director       2000    -0-       -0-        -0-           -0-        -0-          -0-         -0-




(1) Mr. Schwarz agreed to forego his salary of $200,000 in 2002. As of December 31, 2002, the 2002 loss includes $200,000 of non-cash foregone salary imputed to Mr. Schwarz. Mr. Schwarz has made a firm commitment to fund the operating expenses for 2003 and to forego salary in 2003 until such time as profitable operations, capital raised from redemption of outstanding warrants, or future equity transactions provide Look Models the ability to pay his salary in accordance with his employment agreement.


(2) Mr. Schwarz may terminate his employment with 60 days written notice. In the event he raises $5,000,000, he may terminate his employment with 20 days notice. Mr. Schwarz has waived this right. Thus, this provision is not enforceable.


     No Board of Directors' fees have been paid.

     Additional Employee Benefits: Employees are provided health insurance.

                  MANAGEMENT'S STATEMENT AS TO INDEMNIFICATION

     Section 145 of the Delaware General Corporation Law provides for indemnification of our officers, directors, employees and agents. Under Article XI of our by-laws, we will indemnify and hold harmless to the fullest extent authorized by the Delaware General Corporation Law, any of our directors, officers, agents or employees, against all expense, liability and loss reasonably incurred or suffered by such person in connection with activities on our behalf. Complete disclosure of relevant sections of our certificate of incorporation and by-laws is provided in Part II of the registration statement. This information can also be examined as described in "Further Information."

     We have been informed that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act, which may be permitted to our directors, officers or control persons pursuant to our certificate of incorporation and by-laws is against the public policy as expressed in the Securities Act and is, therefore, unenforceable.

                           MARKET FOR OUR COMMON STOCK

     Prior to the date of the prospectus, no trading market for our common stock has existed. Pursuant to the requirements of Rule 15g-8 of the Securities
Exchange Act, a trading market will not develop prior to or after the effectiveness of our registration statement.

Shares Eligible For Future Sale
-------------------------------

     None of our Common Stock is subject to outstanding options or Warrants or convertible Secirities. We have 12,500,000 shares of common stock outstanding, none of which are freely tradable without restriction. The resale of these shares is governed by the resale limitations of Rule 144 adopted under the Securities Act.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including "affiliates" as that term is defined under the Securities Act, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of

o    one percent (1%) of the then outstanding shares of the common stock or

o the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Securities and Exchange Commission.

     Sales under Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of certain current public information about the company. A person (or persons whose shares are aggregated) who is not deemed to have been an "affiliate" of the company at any time during the 90 days immediately preceding the sale and who has beneficially owned shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to these limitations.

     Pursuant to the acquisition between our company and Look Models, the original Kingsgate shareholders, representing 8% of the combined entity, were granted pigyback registration rights. This means that we will register these Shares under the Securities Act if and when we register additional company stock pursuant to the Securities Act.


     Currently, none of our stock is authorized for issuance under an equity compansation plan.

     There are 67 holders of our common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On September 6, 2002, we acquired Look Models International, Inc. All issued and outstanding shares of common stock of Look Models are being exchanged for an aggregate of 10,500,000 of our shares of common stock, in proportion to the holdings of the Look Models stockholders. In addition, our founding stockholders will transfer to Wolfgang Schwarz, 1,000,000 of their shares. The former stockholders of Look Models will own 11,500,000 shares of our common stock representing 92% of the combined entity and 74.2% of the combined entity assuming all 3,000,000 shares are sold pursuant to this offering.

     In November 2002, Mr. Schwarz negotiated a deal to purchase Munich Models GmbH, a German model agency. This contract was subsequently terminated because Look Models did not have the finances to complete the acquisition.


     Advances payable, related party, represent amounts advanced to Look Models by its president and principal shareholder. The advances are unsecured, payable on demand and do not bear interest. At December 31, 2002 and 2001 such amounts were $892,121 and $812,911, respectively. Look Models' president, Wolfgang Schwarz, has agreed to postpone his claim for amounts owed to him by the company through 2002, or until funds are acquired through redemption of outstanding warrants, future equity transactions or profitable operations which will provide the means for repayment.

                             PRINCIPAL STOCKHOLDERS

     The table on the following page sets forth certain information regarding the beneficial ownership of our common stock as of the date of the prospectus, and as adjusted to reflect the acquisition of Look Models. As 10,500,000 shares of our common stock have been issued to Look Models shareholders, and 1,000,000 shares of founder's stock has been transferred to them, they initially received that number of shares equal to 92% of Kingsgate, Assuming all 3,000,000 shares are sold pursuant to this offering, they will own or 74.2% of Kingsgate. For purposes of this table, we have included the holdings of:

+ each person who is known by us to own beneficially more than 5% of our outstanding common stock;

+    each of our officers and directors; and

+    all of our directors and officers as a group.


                            Shares of Common
  Name/Address          Stock Beneficially Owned
  Beneficial        before sale of 3,000,000 shares          Class
                            In this Offering                 Owned
------------        -------------------------------        -------

Wolfgang Schwarz (1)(2)

Passauerplatz #1,                  8,000,000                 64.0%
Vienna 1010, Austria

Nautilus Management (3)
Consulting GmbH
Gloriettegasse 29
1130 Wien

Austria                            1,600,000                 12.8%

AktienInvestor.com (3)
Consulting GmbH
Gloriettegasse 29
1130 Wien

Austria                              400,000                  3.2%

Ulrich Petzold
1410 West 24th Street

Miami, FL  33140-4523                250,000                 2.0%

Total Officers and Directors      10,250,000                66.0%
(2 Persons after acquisition)

(1) May be deemed "Promoters" as that term is defined under the Securities Act and are our only officers and directors.

(2) Mr. Wolfgang Schwarz owns 5,000,000 through Netizen, a Bahamian business organization located at Goodman's Bay, Corporate Centre, West Bay Street and Sea View Drive, P.O. Box CB-10976, Nassau, Bahamas. He owns 2,000,000 shares through Monti Fiduciaria S.A., Via Laizzari 2a,6(degree), Piano 6900 Lugano, Switzerland. He received 1,000,000 shares pursuant to the Kingsgate merger.


(3) Mr. Thomas Roeggla is the control person of Nautilus Management and of AktienInvestor.com.

     None of the current stockholders have received or will receive any extra or special benefits that were not shared equally by all holders of shares of our common stock.

                            DESCRIPTION OF SECURITIES

Common Stock

     We are authorized to issue 45 million shares of common stock, $.001 par value per share, of which 12,500,000 shares are issued and outstanding. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

    Holders of our common stock

+ have equal ratable rights to dividends from funds legally available therefor, if declared by our board of directors;

+ are entitled to share ratably in all of our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

+ do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions; and

+ are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

     All shares of our common stock which are part of the units, or which underlie the warrants, will be fully paid for and non-assessable when issued, with no personal liability attaching to ownership. You and other holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors. As a result of our acquisition of Look Models, the officers and directors and other stockholders of Look Models will beneficially own at least 85.2% of the outstanding shares of our common stock, assuming all of the shares offered pursuant to this prospectus are purchased, and will be in a position to control all of our affairs.

Preferred Stock

     We may issue up to 5,000,000 shares of our preferred stock from time to time in one or more series. As of the date of the prospectus, we have issued no shares of preferred stock. Our board of directors, without further approval of our common stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series of our preferred stock. Issuances of additional shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of other of our securities and may, under certain circumstances, have the effect of deterring hostile takeovers or delaying changes in Management control.

Redeemable Common Stock Purchase Warrants

     You and other holders of our warrants which are part of the units may exercise them for a period of two years commencing on the date of the prospectus. Our class A warrant entitles the holder to purchase one share of our common stock at an exercise price of $1.00. Our class B warrant entitles the holder to purchase one share of our common stock at an exercise price of $1.25. Our common stock underlying the warrants will, upon exercise of the warrants, be validly issued, fully paid and non-assessable.

     We may redeem our warrants, at any time, for $0.001 per warrant, if we provide 30 days' prior written notice, if the closing bid price of our common stock, as reported by the market on which our common stock trades, exceeds 150% of the exercise price per share for any twenty consecutive trading days ending within ten days prior to the date of the notice of redemption. If we are unable to qualify our common stock underlying the warrants for sale in certain states, holders of the warrants in those states will have no choice but either to sell their warrants or allow them to expire.

     You may exercise your warrants by surrendering the warrant certificate, with the form of election to purchase printed on the reverse side of the warrant certificate properly completed and executed, together with payment of the exercise price, to us or the warrant agent. You may exercise your warrants in whole or from time to time in part. If you exercise fewer warrants than are evidenced by a warrant certificate, we will issue a new warrant certificate for the number of unexercised warrants.

     Warrantholders are protected against dilution of the equity interest represented by the underlying shares of common stock upon the occurrence of certain events, including stock splits, recapitalizations and the issuance of stock dividends. If we merge, reorganize or are acquired in such a way as to terminate the warrants, they may be exercised immediately prior to such action. In the event of liquidation, dissolution or winding up, holders of the warrants are not entitled to participate in our assets.

     For the life of the warrants, holders are given the opportunity to profit from a rise in the market price of our common stock. The exercise of the warrants will result in the dilution of the book value of our common stock at the time of exercise and would result in a dilution of the percentage ownership of existing stockholders. The terms upon which we may obtain additional capital may be adversely affected during the period in which the warrants remain exercisable. Warrantholders may be expected to exercise them at a time when we would, in all likelihood, be able to obtain equity capital on terms more favorable than the exercise price of the warrants.

     We may not call the warrants for redemption if there does not exist an effective registration statement relating to the underlying shares. Warrantholders may not be able to exercise their warrants if they have not been qualified for sale under the laws of the state where the warrantholder resides. A call for redemption could force the warrantholder to accept the redemption price, which, in the event of an increase in the price of the stock, would be substantially less than the difference between the exercise price and the market value at the time of redemption.

Reports to Stockholders

     We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practicable after the end of each fiscal year. Our fiscal year ends on December 31st.

Dividends

     Look Models has not shown positive earnings in the past two (2) fiscal years, and has paid no dividends. The company, in all likelihood, will use its earnings, if any, to develop its business and does not intend to declare dividends for the foreseeable future.

Transfer Agent
--------------

     We have appointed American Stock Transfer and Trust Company, New York as transfer agent for our shares of common stock and warrants.

Certain Income Tax Consequences
-------------------------------

     In our management's opinion, our acquisition of Look Models is intended to qualify as a "tax-free reorganization" for purposes of the United States federal income tax so that our stockholders and the stockholders of Look Models subject to United States taxes will not recognize gain or loss from the transaction. In addition, the transaction is not intended to result in the recognition of gain or loss to either us or Look Models in the respective jurisdictions where each of us is subject to taxation. We have not obtained an opinion of counsel nor a ruling from the Internal Revenue Service. You should consult your own tax advisors as to the specific tax consequences of our acquisition.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Commission under the Securities Act, a post-effective registration statement relating to this prospectus. We have not included in the prospectus all of the information in the registration statement and the attached exhibits. Statements of the contents of any document are not necessarily complete. Copies of these documents are contained as exhibits to the registration statement. We will provide to you a copy of any of any Referenced information if you contact us at Passauerplatz #1, Vienna 1010, Austria,
Attention: Chief Financial Officer, telephone 011-43-1-533-5816.

     As of the effective date of the post-effective registration statement, we will be a reporting company and will be subject to the reporting requirements of the Securities Exchange Act. We will file periodic reports voluntarily in the event that our obligation to file such reports is suspended under Section 15(d) of the Securities Exchange Act. Our filings may be inspected and copied without charge at the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices: Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of our filings can be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. We have filed this registration statement and will file all future registration statements and other documents and reports electronically through EDGAR, the Electronic Data Gathering, Analysis and Retrieval System. These documents are publicly available through the Commission's Internet World Wide Web site at http://www.sec.gov/.

     We intend to furnish to our stockholders, after the close of each fiscal year, an annual report relating to our operations containing audited financial statements examined and reported upon by an independent certified public accountant. In addition, we may furnish to our stockholders, from time to time, such other reports as may be authorized by our board of directors. Our year - end is December 31.

     You can also call or write us at any time with any questions you may have. We would be pleased to speak with you about any aspect of our business and the offering.

                                LEGAL PROCEEDINGS

     We are not a party to, nor are we aware of any existing, pending or threatened lawsuits or other legal actions.

                                     EXPERTS

     Sheila Corvino, Esq., 811 Dorset West Road, Dorset, Vermont is passing upon the validity of the shares of common stock and the warrants constituting the units and the shares of common stock underlying the warrants which are being offered pursuant to this prospectus.

     The audited consolidated financial statements of Kingsgate Acquisitions, Inc. (successor to Look Models International, Inc.) as of December 31, 2002 and for each of the years in the two-year period then ended included herein and elsewhere in the registration statement have been audited by Horwath Gelfond Hochstadt Pangburn, P.C., independent certified public accountants, to the extent set forth in their report appearing herein and elsewhere in this registration statement. Such financial statements have been so included in reliance upon the report of such firm given their authority as experts in auditing and accounting.

                           KINGSGATE ACQUISITIONS, INC.

                 (SUCCESSOR TO LOOK MODELS INTERNATIONAL, INC.)

                     YEARS ENDED DECEMBER 31, 2002 AND 2001



                                    CONTENTS




                                                                           Page
                                                                           ----

Independent auditors' report                                                F-1

Financial statements:

    Balance sheet                                                           F-2

    Statements of operations                                                F-3

    Statements of changes in  shareholders' deficit and comprehensive
income (loss)                                                               F-4

    Statements of cash flows                                              F-5-6

    Notes to financial statements                                        F-7-20

                          INDEPENDENT AUDITORS' REPORT

Board  of  Directors
Kingsgate  Acquisitons,  Inc.
(Succesor  to Look  Models International,  Inc.)

     We have audited the accompanying consolidated balance sheet of Kingsgate Acquisitions, Inc. (successor to Look Models International, Inc.) and subsidiaries (Note 1) as of December 31, 2002, and the related consolidated statements of operations, changes in shareholders' deficit and comprehensive income (loss), and cash flows for each of the years in the two-year period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kingsgate Acquisitions, Inc. (successor to Look Models International, Inc.) and subsidiaries as of December 31, 2002 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

HORWATH GELFOND HOCHSTADT PANGBURN, P.C.
Denver, Colorado
March 17, 2003

                          KINGSGATE ACQUISITIONS, INC.
             (SUCCESSOR TO LOOK MODELS INTERNATIONAL, INC.) (NOTE 1)

                           CONSOLIDATED BALANCE SHEET

                                DECEMBER 31, 2002



ASSETS

Current assets
     Cash and cash equivalents                               $           22,765
     Trade accounts receivable, net of allowance
        for doubtful accounts of $9,950                                 191,141
     Inventories                                                         99,669
     Prepaid expenses and other current assets                           86,419

                                                              ------------------

        Total current assets                                            399,994

                                                              ------------------

Property and equipment, net                                              46,583
Intangible assets, net                                                  103,019
Deposit                                                                  16,281

                                                              ------------------

                                                                        165,883
                                                             -------------------

     Total assets                                            $          565,877

                                                              ==================

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
     Trade liabilities                                       $          572,527
     Accrued expenses and other current liabilities                     239,764
     Advances payable, related party                                    892,121
     Short-term borrowings                                            1,909,767

                                                              ------------------

         Total liabilities (all current)                              3,614,179

                                                              ------------------

Commitments and contingencies

Shareholders' deficit:
     Preferred stock, $0.001 par value; 5,000,000
        shares authorized; none issued
     Common stock, $0.001 par value; 45,000,000
        shares authorized; 12,500,000 shares issued
        and outstanding at December 31, 2002                             12,500
     Additional paid-in capital                                       3,167,988
     Accumulated deficit                                             (6,132,923)
     Accumulated other comprehensive loss                               (95,867)

                                                             -------------------

         Total shareholders' deficit                                 (3,048,302)

                                                              ------------------

Total liabilities and shareholders' deficit                  $          565,877

                                                              ==================

                 See notes to consolidated financial statements.

                          KINGSGATE ACQUISITIONS, INC.
            (SUCCESSOR TO LOOK MODELS INTERNATIONAL, INC.) (NOTE 1)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


                                   2002                2001
                                   ----                ----

Sales                       $   1,146,849       $    1,076,237
Cost of sales                    (784,900)            (662,601)

                            --------------      ---------------
Gross profit                      361,949              413,636
                            --------------      ---------------

Selling expenses                 (610,018)            (430,375)
Administrative expenses          (868,456)          (1,648,951)
                            --------------      ---------------

                               (1,478,474)          (2,079,326)
                            --------------
---------------

Loss from operations           (1,116,525)          (1,665,690)
                            --------------      ---------------

Interest expense                 (134,417)             (55,826)
Other, net                         36,389               (4,434)
                            --------------      ---------------

                                  (98,028)             (60,260)
                            --------------      ---------------

Net loss                   $   (1,214,553)    $     (1,725,950)
                            ==============      ===============

Net loss per share -
  basic and diluted           $     (0.10)    $          (0.14)
                            ==============      ===============




Weighted average shares
 of common stock
 outstanding                   12,477,533           12,323,269
                            ==============      ===============

                      See notes to consolidated financial statements.

                          KINGSGATE ACQUISITIONS, INC.
             (SUCCESOR TO LOOK MODELS INTERNATIONAL, INC.) (NOTE 1)

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
                         AND COMPREHENSIVE INCOME (LOSS)

                     YEARS ENDED DECEMBER 31, 2002 AND 2001




                                         Accumulated
                                         Common stock             Additional                          Other
                                                                   paid-in       Accumulated       comprehensive
                                  Shares              Amount        capital        deficit           income (loss)     Total
                            ----------------  ---------------    -------------  --------------    -----------------   -------

Balances at January 1, 2001        11,884,443   $     11,884   $     2,564,201   $   (3,192,420)   $    239,221    $    (377,114)

Sale of common stock pursuant to
   private placements, net             73,624             74            70,545                                            70,619
Issuance of common stock in
   exchange for services              475,459            476           269,524                                           270,000
Issuance of common stock in
   exchange for profit interest        21,099             21            17,979                                            18,000
   payable
Comprehensive income (loss):
   Net loss                                                                          (1,725,950)                      (1,725,950)
   Foreign currency translation
   adjustment                                                                                            66,176           66,176
Comprehensive loss                                                                                                    (1,659,774)
                                   -------------    -------------   --------------    ------------   -------------  -------------

Balances at December 31, 2001       12,454,625         12,455         2,922,249       (4,918,370)       305,397       (1,678,269)

Sale of common stock pursuant to
   private placements, net              45,375             45            45,739                                           45,784
Salary waived by CEO and majority
    shareholder                                                         200,000                                          200,000
Comprehensive income (loss):
   Net loss                                                                            (1,214,553)                    (1,214,553)
   Foreign currency translation adjustment                                                              (401,264)       (401,264)
Comprehensive loss                                                                                                    (1,615,817)
                                     --------------   -----------  ---------------   --------------   -------------  ------------

Balances at December 31, 2002        12,500,000       $12,500        $3,167,988       $(6,132,923)      $(95,867)    $(3,048,302)
                                    ===============  ============= =============== ================   ============= ==============

                See notes to consolidated financial statements.

                          KINGSGATE ACQUISITIONS, INC.
             (SUCCESSOR TO LOOK MODELS INTERNATIONAL, INC.) (NOTE 1)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


                                                                  2002              2001
                                                                  ----              ----

Cash flows from operating activities:
   Net loss                                                 $  (1,214,553)   $  (1,725,950)

                                                            --------------   --------------
   Adjustments to reconcile net loss to net cash
      used in operating activities:
   Depreciation and amortization                                   38,030           31,962
   Issuance of shares for services                                                 270,000
   Salary waived by CEO and majority shareholder                  200,000
   Changes in assets and liabilities:
      Decrease (increase) in accounts receivable                  118,560         (182,656)
      Decrease in inventories                                      80,524            9,833
      Decrease in prepaids and other current assets                43,833          330,407
      (Decrease) increase in trade accounts payable              (258,606)         268,244
      (Decrease) increase in accrued expenses and
        other liabilities                                         (45,601)          66,099
      (Decrease) increase in advance payable related party         (6,618)         356,541
      Decrease in deferred income                                                  (27,804)
                                                            --------------   --------------

                                                                  170,122        1,122,626
                                                            --------------   --------------

   Net cash used in operating activities                       (1,044,431)        (603,324)
                                                            --------------   --------------
Cash flows from investing activities:
   Capital expenditures                                           (27,683)         (24,006)
                                                            --------------   --------------

   Net cash used in investing activities                          (27,683)         (24,006)
                                                            --------------   --------------

Cash flows from financing activities:
   Increase in short-term borrowings, net                       1,038,820           57,919
   Proceeds from issuance of common stock                          45,784           53,645
                                                            --------------   --------------

   Net cash provided by financing activities                    1,084,604          111,564
                                                            --------------   --------------

Effect of exchange rate changes in cash and cash
   equivalents                                                    (35,928)           4,304

Net decrease in cash                                              (23,438)        (511,462)

Cash and cash equivalents at beginning of year                     46,203          557,665
                                                            --------------   --------------

Cash and cash equivalents at end of year                    $      22,765    $      46,203

                                                            ==============   ==============



                                   (Continued)

                          KINGSGATE ACQUISITIONS, INC.
            (SUCCESSOR TO LOOK MODELS INTERNATIONAL, INC.) (NOTE 1)

                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2002 AND 2001



                                                            2002       2001
                                                            ----       ----

Supplemental disclosures of cash flow information:

   Cash paid during the year for interest               $ 134,417    $  55,826

                                                        =========    =========

Supplemental disclosure of non-cash investing and financing activities:

   Issuance of common stock for profit interest
   payable                                              $  18,000

                                                        =========

   Stock subscriptions receivable (payment received
   on January 21, 2002)                                              $  16,974

                                                                     =========


                See notes to consolidated financial statements.

                          KINGSGATE ACQUISITIONS, INC.
               (SUCCESSOR TO LOOK MODELS INTERNATIONAL, INC.) (NOTE 1)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     YEARS ENDED DECEMBER 31, 2002 AND 2001

           1. Organization, basis of presentation and management's plans:

    Organization:

    The following depicts the Company and its major subsidiaries:

                          Kingsgate Acquisitions, Inc.
                                  Delaware, USA
                                      100%
                    -----------------------------------------
                         Look Models International, Inc.
                                  Delaware, USA
                                      100%
                    -----------------------------------------
                              Fordash Holdings Ltd.
                                     Bahamas
                                      100%
                    -----------------------------------------
                            Look Eventmanagement GmbH
                                 Vienna, Austria


           100%                                       100%
-------------------------------             ----------------------------------
  Look Model Management GmbH                 Look Model Management spol sro
       Vienna, Austria                           Prague, Czech Republic


     Kingsgate Acquisitions, Inc. ("Kingsgate" or "the Company") is a Delaware corporation organized on September 28, 1999.

     Look Models International, Inc. ("LMI") is a U.S. holding company that was incorporated in Delaware in June 2000.

     On September 6, 2002, LMI completed a merger agreement (the "Agreement") with Kingsgate, a development stage corporation, organized as a vehicle to acquire or merge with a business.

     Pursuant to the Agreement, the shareholders of LMI sold to Kingsgate 100% of all the issued and outstanding shares of LMI, in exchange for 10,500,000, $.001 par value, newly issued shares of voting common stock of Kingsgate.
Additionally, 1,000,000, $.001 par value common shares held by Kingsgate's founders were issued to the president and majority shareholder of LMI.

     The transaction was accounted for as a reverse acquisition of Kingsgate by LMI, since the shareholders of LMI own approximately 85.2% of the post acquisition common shares of the consolidated entity immediately after the completion of the transaction. For accounting purposes, the acquisition has been treated as an acquisition of Kingsgate by LMI and as a recapitalization of LMI. Shares of preferred stock authorized, and common stock authorized, issued and outstanding have been retroactively restated to present the capital structure of Kingsgate.

     Fordash Holdings Ltd. ("Fordash") is a Bahamas holding company that was incorporated in Nassau in July 1999.

     Look Eventmanagement GmbH ("LEM") handles the sourcing of new models and their development, and the organization of promotional events on behalf of a wide variety of customers, including automobile manufacturers and national airlines. It was founded in 1986 under its former name Wolfgang Schwarz Sport-und Kulturveranstaltungen GmbH, Vienna.

     Look  Model   Management  GmbH  ("LMM  Austria")   reflects  the  Company's
activities in Austria.

     Look Model Management spol sro ("LMM Czech Republic") reflects the Company's activities in the Czech Republic.

     The Company also has operations in other European countries, including Croatia, Poland, Romania, Yugoslavia and Slovakia. These operations are included in LEM.

     In addition,  the Company is  developing  a portfolio of cosmetic  products
(such as perfumes, sun and body cream) and lingerie. These activities are recorded in LEM.

Basis of presentation:

     The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

     The consolidated financial statements include the accounts of Kingsgate Acquisitions, Inc. (successor to Look Models International, Inc.) and it's wholly-owned subsidiaries Fordash Holdings, Ltd., Look Eventmanagement GmbH, Look Model Management GmbH and Look Modelmanagement spol sro. Intercompany balances and transactions are eliminated.

     Prior to the merger agreement, Kingsgate had no operations. As such these financial statements prior to and subsequent to the merger reflect the activities of LMI to which Kingsgate succeeded.

Management's plans:

     The Company's financial statements for the years ended December 31, 2002 and 2001 show that the Company has incurred net losses of $1,214,553 and $1,725,950, respectively, and has a shareholders' deficit and a working capital deficiency of $3,048,302 and $3,214,185, respectively, as of December 31, 2002. The Company has experienced uncertainty in meeting its liquidity needs and has relied on outside investors and its principal shareholder to provide funding. Management's plans in connection with these criteria are as follows:

     a. The Company's president and majority shareholder has agreed to postpone his claim for amounts owed to him by the Company and to utilize funds from capital raised from redemption of outstanding warrants, future equity transactions or profitable operations as a means of repayment. At December 31, 2002 and 2001 such amounts were $892,121 and $812,911, respectively. In addition, the president and majority shareholder has guaranteed to fund the operating expenses for 2003, and to forego salary in 2003 until such time as profitable operations, capital raised from redemption of outstanding warrants, or future equity transactions provide the Company the ability to pay his salary in accordance with his employment agreement. The 2002 loss includes $200,000 of non-cash foregone salary imputed to the Company's president.

     b. The Company's president has also listed for sale a real estate investment and has committed to utilize the net proceeds from the sale, estimated to be approximately $615,000, to support 2003 activities as required. For the three months ended March 31, 2003, Company revenue was $347,787 (unaudited) compared to $255,978 (unaudited) for the three months ended March 31, 2002. Additionally, the Company has outstanding claims against third parties which the Company believes will result in cash receipts and debt extinguishment during 2003 totalling approximately $165,000.

     c. From the Company's operating segments, the following developments are anticipated to increase revenues and cash flows in 2003:

     Model management: Pursuant to its growth strategy, Look began to globalize its model mediating activities. In 2002, 75% of the overall revenue resulted from international bookings, compared to 5% in 2001. This trend is expected to continue in 2003. The Company's unique Internet portal booking software allows it to administer all its models worldwide and at the same time exchange information with partner agencies. The software allows the Company to enhance model movement activities and to create demand in those markets where the software permits the direct booking of models. Although Look is just beginning to utilize this software, model management revenues increased by more than 55% in 2002 compared to 2001. Look considers the Internet portal to be a strong competitive advantage which will significantly increase future bookings.

Cosmetics:

     The Company completed a license contract for its fragrance line with one of the world's largest fragrance producers. This company will produce and market fragrance products, as well as sponsor Look Model Search activities and book Look models for its international campaigns. In addition, it will support Look's efforts to develop new products. This co-operation is intended to lead to global exposure of the Company's brands, "Look Models" and "Catwalk", and is considered an important development in the Company's merchandising concept.

Look Model Search/Event-management:

     In 2003, the Company expects to increase significantly the number of participating countries in its international model search activities. Look's licensees organized events in Austria, Yugoslavia, Czech Republic, Slovakia, Hungary, Poland, Macedonia, Bosnia, Lithuania, Latvia, Romania and Portugal. Due to the Company's Internet portal scouting system, contestants from an increasing number of countries, including the USA, South America and Asian countries, apply and take part in the events. The Company's new event-management concept is based on the Internet and "fashion days", revolving around the promotion of local designers. This new concept proved to be very successful in the final show of 2002 in Prague. This event gained significant media attention, and the Company is evaluating offers from venue sponsors in Dubai and Monte Carlo for future international shows. Look anticipates additional revenues for the Look Model Search division of at least $650,000 in 2003.

2.  Significant accounting policies:

    Foreign currency translation:

     The financial position and results of operation of the Company's foreign subsidiaries are measured using local currency as the functional currency. The functional currency for most foreign operations is the Euro. Revenues and expenses of such subsidiaries have been translated into U.S. Dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rate of exchange as of the balance sheet date. Translation gains and losses are included in other comprehensive income. Aggregate foreign currency transaction gains and losses are included in the results of operations as incurred.

    Cash and cash equivalents:

     Cash and cash equivalents comprise cash on hand and in banks with original maturities of less than three months.

    Reclassifications:

     Certain amounts reported in the 2001 financial statements have been reclassified to conform to the 2002 presentation.

    Accounts receivable and concentration of credit risk:

     The Company grants credit to its customers, generally without collateral. At December 31, 2002 approximately $75,686 of net trade receivables were due from one Model Management customer. During the year ended December 31, 2002 and the year ended December 31, 2001 one cosmetics customer accounted for 33% and 25% of sales, respectively. No other single customer accounted for more than 10% of sales during the years ended December 31, 2002 and December 31, 2001.

    Inventories:

     Inventories consist of cosmetic products ready for sale and are valued by using the first-in, first-out (FIFO) method at the lower of cost or market.

    Property and equipment:

     Property and equipment is stated at cost less accumulated depreciation. Depreciation expense is recognised using the straight-line method, primarily over useful lives of 5 years.

    Intangible assets:

     Intangible assets consist of costs incurred to develop the Company's website and costs incurred to develop the Look Models and Catwalk trademarks. These are being amortized using the straight-line method over 4 and 10 years, respectively.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", it retains many of the fundamental provisions of that Statement. The Company adopted SFAS No. 144 on January 1, 2002 with no material impact to its financial statements.

     The Company periodically assesses the carrying value of its long-lived assets for impairment, including operating and office equipment and intangible assets, when events and circumstances indicate that the carrying value of an asset may not be recoverable. If such assets are considered to be impaired, the impairment to be recognised is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Based on its review, the Company does not believe that any impairment has occurred as of December 31, 2002 and 2001.

    Income taxes:

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

    Revenue recognition:

     Revenues from cosmetics sales are recognized upon delivery of goods to customers. Revenues from event and model management are recognized at the time services are provided. License fee revenues are recognized over the term of the licensing agreement.

    Advertising:

     Advertising costs are expensed as incurred. During the years ended December 31, 2002 and 2001, the Company incurred approximately $ 16,000 and $ 52,000, respectively, in advertising expense.

    Fair value of financial instruments:

     The carrying amounts of the Company's cash and cash equivalents, receivables, trade liabilities and accrued expenses and other current liabilities approximate fair values due to the short maturities of these instruments. The carrying values of the Company's short-term borrowings approximate fair value based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The fair values of the Company's payables to related parties are not practicable due to the related party nature of the underlying transactions and indefinite payment terms.

    Stock-based compensation:

     Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" allows companies to choose whether to account for employee stock-based compensation on a fair value method, or to account for such compensation under the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company has chosen to account for employee stock-based compensation using APB 25.

    Use of estimates:

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Comprehensive income (loss):

     SFAS No. 130, "Reporting Comprehensive Income", establishes requirements for disclosure of comprehensive income which includes certain items previously not included in the statements of operations, including minimum pension liability adjustments and foreign currency translation adjustments, among others. During the years ended December 31, 2002 and 2001, comprehensive income
(loss) represents foreign currency translation adjustments.

    Recently issued accounting standards:

     In January 2003, the Financial Accounting Standards Board ("FASB") issued SFAS Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which changes the criteria by which one company includes another entity in its consolidated financial statements. FIN 46 requires a variable interest entity ("VIE") to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of FIN 46 apply immediately to VIE's created after January 31, 2003, and apply in the first fiscal period beginning after June 15, 2003, for VIE's created prior to February 1, 2003. As the Company does not currently have an interest in a VIE, management does not expect that the adoption of FIN 46 will have a significant immediate impact on the financial condition or results of operations of the Company.

     In December 2002, FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation Transition and Disclosure". This statement amends SFAS No. 123 "Accounting for Stock-Based Compensation" and establishes two alternative methods of transition form the intrinsic value method to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 requires prominent disclosure about the effects on reported net income and requires disclosure for these effects in interim financial information. The provisions for the alternative transition methods are effective for fiscal years ending after December 15, 2002 and the amended disclosure requirements are effective for interim periods beginning after December 15, 2002. The Company plans to continue accounting for stock-based compensation under APB 25. Therefore, this pronouncement is not expected to impact the Company's financial position or results of operations.

     In November 2002, the FASB issued SFAS Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others". FIN 45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, while the provisions of the disclosure requirements are effective for financial statements of interim or annual reports ending after December 15, 2002. The Company is currently evaluating the recognition provisions of FIN 45, but does not expect that the adoption of FIN 45 will have a significant immediate impact on the financial condition or results of operations of the Company, as the Company has made no guarantees.

     In June 2002, FASB issued SFAS No. 146, "Accounting for Costs, Associated with Exit or Disposal Activities". SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities. This statement supersedes "Emerging Issues Task Force Issue" No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity". The Company does not expect that the adoption of SFAS No. 146 will have a significant immediate impact on the financial condition or results of operations of the Company.

     In July 2001, the FASB issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is prohibited after that date. SFAS No. 142 changes the accounting for good will from an amortisation method to an impairment-only approach. The Company adopted the provisions of SFAS No. 141 and 142 on January 1, 2002. The adoption of these standards did not have any effect on the Company's financial condition and results of operations.

3.  Property and equipment:

       At December 31, 2002, property and equipment consists of:


     Office and computer equipment                                    $ 125,478
     Less accumulated depreciation                                      (78,895)
                                                                      ----------
     Property and equipment is predominantly located in Austria.       $ 46,583
                                                                      ----------

4.   Intangible assets:

     At December 31, 2002, intangible assets consist of:

     Website development costs                                         $  8,900
     Design fees for Look Models and Catwalk identity                   127,175
                                                                      ----------

                                                                        136,075
     Less accumulated amortization                                      (33,056)

                                                                      ----------

                                                                      $ 103,019
                                                                      ----------

5.  Short term borrowings:

    At December 31, 2002 short-term borrowing consisted of:

     Line of credit,  interest  at 6.5%;  outstanding
     balance due in June 2003; collateralized  by the
     Company's  receivables  and  guaranteed by the
     Company's president *                                            $ 184,112

     Line of credit,  interest  at 6.5%;  outstanding
     balance due in June 2003; collateralized  by the
     Company's  receivables  and  guaranteed by the
     Company's president *                                              458,160

     Line of credit,  interest at 7.875%;  outstanding
     balance due in June 2003; collateralized  by the
     Company's  receivables  and  guaranteed by the
     Company's president                                                150,774

     Overdraft on bank accounts, interest at 7% *                     1,116,721
                                                                    ------------

                                                                    $ 1,909,767
                                                                    ------------


* Effective January 1, 2003, the interest rates on these loans were reduced to 4.5%.


6.  Profit interest payable:

     Pursuant to Austrian law, certain third-party investors were granted a profit interest in Look Eventmanagement GmbH in 2000 in return for an investment of $88,888. Under the terms of the agreement, the investors were to share in profits and losses of the business. In 2001, the Company decided to terminate the agreement and has provided a liability as of December 31, 2001 equal to the amount originally invested plus 10% interest, which was the amount required to terminate the agreement. This liability is included in accrued expenses and other current liabilities at December 31, 2001 and was fully repaid in February 2002.


7.  Income taxes:


     The reconciliation between the effective tax rate and the statuary U.S. federal income tax rate is as follows:

                                                 2002            2001
                                               --------        --------

    Computed "expected" tax benefit             34.00%           34.00%
    Operating losses for which a
       benefit has not been recognized         (34.00%)         (34.00%)
                                             ----------       ----------
                                                    -                -
                                             ==========       ==========

       At December 31, 2002, the Company's deferred tax assets are as follows:

     Net operating loss carry forwards (foreign)               $     849,052
     Net operating loss carry forwards (U.S.)                        934,351
     Deferred tax asset valuation allowance                       (1,783,403)
                                                              ------------------

     Net deferred tax assets                                   $           -
                                                              ==================

     In foreign tax jurisdictions, the company is subject to income tax on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled. The Company's Bahamian subsidiary is not liable for income tax. The Company's Austrian and Czech Republic operations are subject to income tax at 34%. Other European operations are not significant.

     At December 31, 2002 the Company has foreign operating loss carryforwards of approximately $2,497,000, and U.S. operating loss carryforwards of approximately $2,748,000. Effective January 1, 2001 the Austrian tax law was changed so that loss carryforwards can only be used to offset up to 75% of the taxable income of a single year.

     Austrian tax losses are available for offset indefinitely, and U.S. tax losses are available for offset through 2022.

     The income tax returns of the Company's Austrian subsidiaries have been audited through 1997. The Company does not believe that income tax audits (if any) for later years will result in any material Austrian income taxes.

8.  Related parties:

     Advances payable, related party, represent amounts advanced to the Company by the Company's president and principal shareholder. The advances are unsecured payable on demand and do not bear interest. The Company's president has agreed to postpone his claim for amounts owed to him by the Company through 2003, or until funds are acquired through redemption of outstanding warrants or future equity transactions which will provide the means for repayment.

9.  Leases:

     The Company is leasing automobiles and office equipment under operating leases. Rent expense under these leases was $30,170 and $39,210 for the years ended December 31, 2002 and 2001, respectively. The Company also leases office space in Vienna under an agreement for an indefinite term. Under the agreement, if the Company continues to make lease payments at the current amount, the landlord cannot terminate the lease. Rent expense for the years ended December 31, 2002 and 2001 was approximately $18,930 and $10,100, respectively.

    At December 31, 2002, future minimum lease payments are as follows:

           Year ending December 31:

                    2003                                         $     22,133
                    2004                                               20,546
                    2005                                               12,609
                    2006                                               11,479
                    2007                                                8,440

                                                                 ------------

                    Total                                        $     75,207

===============

10. Other post-employment benefits:

     Austrian employees have a legal right to severance payment if the employer terminates their employment or if the employee retires. Thus, a liability has been recorded for estimated severance payments.

     The  following   parameters  have  been  used  at  December  31,  2002  for calculating estimated severance payment:


         Retirement age:   Male                               61.50
                           Female                             56.50

         Discount rate                                         4.50%
         Rate of increase in future
             compensation levels                               2.50%


     For calculation of estimated severance payments, the projected unit credit method was used.

     The calculations of the estimated severance payments at December 31, 2002 are as follows:

         Projected benefit obligation at the
            beginning of the period                              $    19,415
         Interest costs                                                1,302
         Service costs                                                 6,516
         Recognized actuarial loss                                      (258)

                                                                 ------------

         Projected benefit obligation at the
           end of the period                                     $    26,975

                                                                 ============

11.  Shareholder's equity:

     In connection with its recapitalization, the Company issued 2,000,000 shares of common stock. During the year ended December 31, 2001 and the year ended December 31, 2002, the Company issued an additional 570,182 and 45,375 shares of common stock for $358,619 and $45,784 net, respectively. A total of 73,624 and 45,375 shares were issued in private placements at prices ranging from $0.02 to $2.00 per share. Different prices arose as the Company concluded individual negotiations with each of the Company's investors. In addition, in 2001, 496,558 shares were issued in exchange for legal and professional services and in repayment of certain liabilities. These shares were valued at $288,000, the fair value of the services received and liabilities paid, which management considers to be the most reliable measurement.

     Included in shares issued for services are 250,000 shares valued at $240,000, which were issued to a member of the Board of Directors.

     During the year ended December 31, 2002, the Company's president and majority shareholder waived salary of $200,000 due under the terms of his employment contract with the Company. The Company has accounted for the waived salary as a capital contribution by the majority shareholder resulting in an increase in additional paid-in capital of $200,000.

12. Commitments and contingent liabilities:

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the financial statements of the Company.

13.  Operating segments:

     The Company classifies its businesses into three operating segments. The segments have been defined by the services each segment offers. The services offered are described below:

     Event Management:

     Look Eventmanagement GmbH handles the sourcing of new models and their development, and the organization of promotional events. It was founded 1986 under its former name Wolfgang Schwarz Sport- und Kulturveranstaltungen GmbH, Vienna.

     Model Management:

     Look Model Management GmbH is a model agency operating in Austria.

     Cosmetics:

     In 2000, the Company started a new operating segment by entering into the cosmetics business. The products include Eau de toilette, perfumes, body milk and body splash. In 2001, the Company introduced the sale of sunscreens.

     A summary of sales by country is as follows:

                          Year ended December 31, 2002

                                         Event-               Model
                                       management          management     Cosmetics           Total

     Austria                        $     103,717       $     138,856    $      341       $   242,914
     United States of America              26,488                   -       309,603           336,091
     Other countries                      124,299             443,545             -           567,844
                                    -------------       -------------     ----------       -----------

     Totals                         $     254,504       $     582,401    $  309,944       $ 1,146,849
                                    =============       =============    ==========       ===========


                          Year ended December 31, 2001
                                         Event-               Model
                                       management          management       Cosmetics           Total

     Austria                     $         72,601    $        392,497    $     1,043    $      466,141
     United States of America              74,473                   -        277,029           351,502
     Other countries                      247,772                   -         10,822           258,594
                                 ----------------    ----------------    -------------    --------------

     Totals                      $        394,846    $        392,497    $   288,894    $    1,076,237
                                 ================    ================    =============    ==============


    Information about the Company's operating segments:

                          Year ended December 31, 2002

                                      Event-            Model
                                    management        management    Cosmetics      Corporate          Total

     Total revenue                $  254,504         $ 582,401       $ 309,944             -      $  1,146,849
     Profit (loss) from
         operations                 (439,967)         (178,524)         82,115    $  (580,149)      (1,116,525)
     Interest expense               (108,140)          (26,277)             -               -         (134,417)
     Net income (loss)              (524,549)         (191,970)         82,115       (580,149)      (1,214,553)

     Salary waived by CEO
        and majority shareholder                                                      200,000          200,000
     Capital expenditures             13,443            14,240              -               -           27,683
     Depreciation and
         amortization                 12,326            10,161              -          15,543           38,030


                          Year ended December 31, 2001
                                      Event-            Model
                                    management        management     Cosmetics     Corporate          Total


     Total revenue              $    394,846      $    392,497     $  288,894               -     $  1,076,237
     Profit (loss) from
         operations                 (368,282)         (313,551)        89,101   $  (1,072,958)      (1,665,690)
     Interest expense                (44,103)          (11,723)             -               -          (55,826)
     Net income (loss)              (415,489)         (326,604)        89,101      (1,072,958)      (1,725,950)

     Shares issued for services            -                 -              -         270,000          270,000
     Capital expenditures              7,472                 -              -          16,534           24,006
     Depreciation and
          amortization                 9,030             7,388              -          15,544           31,962

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 23. Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

     Thomas  Monahan,  CPA  was  our  independent   certifying  accountant  for
Kingsgate Acquisition, Inc. for the fiscal years ended December 31, 2001, 2000 and 1999. On November 25, 2002, we terminated his appointment, without disagreement, and subsequently engaged Horwath Gelfond Hochstadt Pangburn, P.C., independent certified public accountants, who are the certifying accountants for Look Models International, Inc., as our certifying accountant. The termination of Thomas Monahan, CPA and appointment of Horwath Gelfond Hochstadt Pangburn, P.C. was approved by our board of directors.

     The reports of Thomas Monahan, CPA on our financial statements for the past two fiscal years for which Thomas Monahan, CPA provided such reports, contained no adverse opinion or disclaimer of opinion, nor was either qualified or modified as to uncertainty, audit scope or accounting principle except that such reports were modified with respect to our ability to continue as a going concern.

     In connection with the audits of the last two fiscal years ended December 31st and during the subsequent interim period preceding his dismissal, there were no disagreements between us and Thomas Monahan, CPA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to his satisfaction, would have caused Thomas Monahan to make reference to the subject matter of the disagreement in connection with his reports.

     We did not consult with Horwath Gelfond Hochstadt Pangburn, P.C. during the Company's fiscal years ended December 31, 2001, 2000 or 1999 and subsequent period through November 25, 2002 on the application of accounting principles to a specified transaction, the type of opinion that might be rendered on Kingsgate Acquisitions, Inc.'s financial statements or any accounting, auditing or financial reporting issue.

Item 24. Indemnification of Directors and Officers

     The Delaware General Corporation Law provides for the indemnification of the officers, directors and corporate employees and agents of Kingsgate Acquisitions, Inc. (the "Registrant") under certain circumstances as follows:

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.

     (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstance of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and
          (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     (e) Expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses including attorneys' fees incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     (f) The indemnification and advancement expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

     (h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

     Articles Ninth and Tenth of the Registrant's certificate of incorporate provide as follows:

                                     NINTH:

     The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the Delaware General Corporation Law, as the same may be amended and supplemented.

                                     TENTH:

     The Corporation shall, to the fullest extent permitted by the provisions of
Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Article XII of the Registrant's by-laws provides as follows:

ARTICLE XII - INDEMNIFICATION OF DIRECTORS AND OFFICERS

     1. INDEMNIFICATION. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, by itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was lawful.

     2. DERIVATIVE ACTION. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in the corporation's favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, by itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation.

     3. SUCCESSFUL DEFENSE. To the extent that a director, trustee, officer, employee or agent of the corporation has been successful, on the merits or otherwise, in whole or in part, in defense of any action, suit or proceeding referred to in paragraphs 1 and 2 above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. to time in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in paragraph 4 above upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee or agent to repay such amount unless it shall ultimately be determined by the corporation that the payment of expenses is authorized in this Section.

     6. NONEXCLUSIVITY. The indemnification provided in this Section shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, by-law, agreement, vote of stockholders or disinterested director or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall insure to the benefit of the heirs, executors, and administrators of such a person.

     7. INSURANCE. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any liability assessed against such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability.

     8. "CORPORATION" DEFINED. For purpose of this action, references to the "corporation" shall include, in addition to the corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, trustees, officers, employees or agents, so that any person who is or was a director, trustee, officer, employee or agent of such of constituent corporation will be considered as if such person was a director, trustee, officer, employee or agent of the corporation.

Item 25.  Expenses of Issuance and Distribution


The following are estimated expenses for the registration payable by Look
Models:

Securities and Exchange Commission Registration Fee.. ......     $  3,000
Legal Fees..................................................     $100,000
Accounting Fees.............................................     $110,000
Edgarization, Printing and Engraving........................     $ 20,000
Miscellaneous...............................................     $ 14,500
Transfer Agent Fees.........................................     $  2,500

                                                                 ---------
TOTAL.......................................................     $250,000

                                                                 =========


Item 26. Recent Sales of Unregistered Securities

     The registrant issued 2,000,000 shares of common stock between September 28, 1999 and September 30, 1999 to thirteen investors for cash consideration of $.01 per share for an aggregate investment of $20,000. The registrant sold these shares of common stock under the exemption from registration provided by Section 4(2) of the Securities Act.

     Neither the registrant nor any person acting on its behalf offered or sold the securities by means of any form of general solicitation or general advertising. Purchasers or the beneficial owners of purchasers which are entities are friends or business associates of Barney Magnusson, former President of the registrant. No securities have been issued for services. These investors were all sophisticated investors. The investors were familiar with blank check companies pursuant to Rule 419. They were given samples of other transactions.

     On September 6, 2002, we acquired Look Models International, Inc. All issued and outstanding shares of common stock of Look Models are being exchanged for an aggregate of 10,500,000 of our shares of common stock, in proportion to the holdings of the Look Models stockholders. In addition, our founding stockholders will transfer to Wolfgang Schwarz, 1,000,000 of their shares. The former stockholders of Look Models will own 11,500,000 shares of our common stock representing 92% of the combined entity and 74.2% of the combined entity assuming all 3,000,000 shares are sold pursuant to this offering. This issuance was conducted in accordance with regulation D.


     On September 26, 2000, Look Models acquired all the issued and outstanding stock of Fordash Holdings Ltd., a Bahamian holding company organized in July 1999 and 100% owner of all Look Models affiliates. As originally intended, Mr. Schwarz wanted an equity partner who would share in the company's operations, fund-raising and management. Mr. Schwarz anticipated that Look Models would be used as the vehicle to accomplish this goal, that the interests would be divided up and that as a bonus, Mr. Schwarz through Fordash would receive an equity distribution of one million dollars. This transaction was terminated and Mr. Schwarz extinguished the $1,000,000 payable having determined that it was not in the best interest of the company to take a distribution at that time. Instead, the transfer was treated as a recapitalization, as the shareholders of Look Models acquired all the stock of Fordash. No consideration was paid for the recapitalized stock. This transaction was conducted in accordance with Regulation D. In connection with this recapitalization, Look Models issued 2,344,332 shares of common stock.


     During the year ended December 31, 2001 and the nine months ended September 30, 2002 (unaudited), the Company issued an additional 570,182 and 45,375 shares of common stock for $358,619 and $45,784 (unaudited), net, respectively. A total of 73,624 and 45,375 shares were issued in private placements pursuant to Regulation S at prices ranging from $0.02 to $2.00 per share. None of the investors were US residents. There were no sales efforts directed from the United States. All investors were Austrian. All sales efforts were made within Austrian. Different prices arose as the Company concluded individual negotiations with each of the Company's investors. In addition, in 2001, 496,558 were issued in exchange for legal and professional services and in repayment of certain liabilities. These shares were valued at $288,000, the fair value of the services received and liabilities paid, which management considers to be the most reliable measurement.

     Included in shares issued for services are 293,042 shares in payment for services in accordance with Section 4(2) valued at $240,000, which were issued to Warren Kirshenbaum.

     Shares of preferred stock authorized, and common stock authorized, issued and outstanding have been retroactively restated to present the capital structure of Kingsgate.

     All of the following shares were issued by Look pursuant to Regulation S except for the shares issued to Warren Kirshenbaum, which were issued for services pursuant to Section 4(2). None of the investors were US residents. There were no sales efforts directed from the United States. All investors were Austrian. All sales efforts were made within Austrian.

  Subscriber              Date of                       Shares        Price per
                          agreement                     issued          share
---------------------    -----------    ---------------------------- ---------
                                            Cash        NonCash

 Wilhelm Reither           7/24/2000        250,000                     $0.80
 Christiana Tscherne       7/27/2000          7,812                     $1.25
 Peter Payer               8/9/2000          10,000                     $2.00
 Heinz Alt                 8/15/2000        128,000                     $1.00
 Antti Jarvinen            8/22/2000         62,500                     $0.80
 Peter Angerer             9/11/2000         20,000                     $2.00
 Peter Payer               9/18/2000         20,000                     $2.00
 Netizen                   9/26/2000      5,000,000                    $0.001
 Monti Fiduciaria S.A.     9/26/2000              0     2,000,000      $0.001
                                          ---------     ---------
                                          5,498,312     2,000,000
 Warren Kirshenbaum        10/9/2000              0       325,000       $0.77
 Wilfried Schlick          10/11/2000        20,000                     $2.00
 Dr. Koch                  10/11/2000        20,000                     $2.00
 Eugen Sommer              10/11/2000        12,500                     $2.00
 Werner Schmuck            10/17/2000        30,000                     $2.00
 CANCELLED
 Leopold Wundsch           11/2/2000         31,500                     $2.00
 Nautilus                  11/28/2000     1,600,000                     $0.50
 AktienInvestor.com        11/28/2000       400,000                     $0.50
 Reither & Mittendorfer    11/23/2000       193,750                     $2.00
 Wilhelm Reither           11/30/2000  *                    7,812       $0.80
                                          ---------     ---------
Year 2000 Totals                          7,806,062     2,332,812

Edith Strasser              1/26/2001         6,250                     $2.00
Ulrich Weber                2/21/2001         8,225                     $2.00
Wilhelm Reither             3/29/2001  *                   98,906       $0.80
Rudolf Mittendorfer         3/29/2001  *                   41,718       $0.80
Ulrich Petzold              5/3/2001                      250,000
Marcus Bachmayer            5/3/2001                       15,000
Wilfried Schlick            10/1/2001        15,000                     $1.00
Wilhelm Reither             10/9/2001  *                    3,000       $1.00
CANCELLED
CANCELLED
Wilfried Schlick            11/2/2001                       5,000       $1.00
Herbert Schreil             11/25/2001                     10,000       $1.00
Wilhelm Reither             11/02/2001       33,335                     $0.80
                                          ---------     ---------
Year 2001 Totals                          7,868,872     2,756,436

Peter Assmann               3/18/2002         6,310                     $2.00
Edwin Frieser               6/5/2002          2,000                     $1.00
                                          ---------     ---------
 Totals at 6/30/02                        7,877,182     2,756,436

Herbert Schreil             7/4/2002          9,400                      $1.00
Christian Skorpik           7/10/2002         7,000                      $1.00
Josef Orban                 7/31/2002         7,000                      $1.00
Max Pumpernig               8/22/2002         7,000                      $1.00
Wilfried Schlied            8/22/2002         5,000                      $1.00
                                          ---------     ---------
                                          7,912,582     2,756,436

Total shares issued by Look              10,669,018
                                         ===========

     All purchasers represented in writing that they acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom. All purchasers of our unregistered securities are accredited.

EXHIBITS

Item 27.

2.1 Securities Purchase Agreement with Look Models International, Inc. dated July 25, 2000*

3.1     Certificate of Incorporation of Look Models International, Inc.*

3.2     Amendment to Certificate of Incorporation of Look Models  International,
        Inc.*

3.3     By-Laws of Look Models International and its affiliates*

3.4     Articles of Association of Fordash Holdings, Ltd.*

3.5     Memorandum of Association of Fordash Holdings, Ltd.*

3.6     Articles of Incorporation of Look Eventmanagement GmbH*

3.7 Articles of Incorporation of Look Model Management GmbH (formerly Elite Model Management Vienna GmbH)*

3.8     Certificate of Incorporation of Kingsgate Acquisitions, Inc.**

3.9     By-laws of Kingsgate Acquisitions, Inc.**

4.1     Specimen Certificate of Common Stock**

4.2     Form of Warrant**

4.3     Form of Escrow Agreement**

4.4     Executed Escrow Agreement**

4.5     Form of Subscription Agreement

5.1     Opinion of Sheila Covino, Esq. dated September 10, 2002*****

10.1 Agreement between Look Eventmanagement GmbH and Parfumerie Douglas Gesellschaft M.B.H.*

10.2 Agreement by and between Look Models International, Inc. and Models Prefer, Ltd.*

10.3 Trademark Licensing Agreement between Uli Petzold and Look Models International, Inc.*

10.4    Look  Models   International   Certificate  of   Intellectual   Property
        registration*

10.5    Sample Look Eventmanagement Licensing Agreement*

10.6    Sample Look Model Management Commission Agreement*

10.7    Sample Look Model Management Mother Agency Agreement*

10.8    Employment Agreement for Wolfgang Schwarz*

10.9    Agreement  by and between Look Models  International,  Inc. and Dialpack
        GmbH

10.10   Agreement between Look Eventmanagement GmbH and Fann, AS****

10.11   Letter from Wolfgang Schwarz regarding funding  guarantee,  agreement to
        forego  Salary  and  waiver  of  provision   6.1(5)  of  his  employment
        agreement.

10.12   Commission Agreement with WILHELMINA N.Y.

10.13 Commission Agreement with Success Paris regarding the representation of Ludmila Boitsova

10.14 Sponshorship Agreement between Look and Orion Corporation Noiro with the brand name LUMENE

10.15 Sponshorship Agreement between LEVER COM. SERV. S. R.L. and MAXIMAL Productions

10.16   Sponshorship   Agreement   between   Elida   Faberge   and   Sport-  und
        Kulturveranstaltungs Ges.m.b.H (predecessor to Look Eventmanageent)and Maximal Productions

10.17   Confirmation  fax  regarding  direct client  agreements  with Nina Ricci
        Paris

10.18   Confirmation  fax  regarding  direct client  agreements  with Nina Ricci
        Paris

10.19   Historic    Hungarian    License    Agreement    between    Sport-   und
        Kulturveranstaltungen GesmbH (predecessor to Look Eventmanageent) and PROVE VB Kft.

10.20   Lease Agreement for Vienna Offices

10.21   Lease Agreement for Prague Offices

10.22   Lease Agreement for Brataslava Offices

10.23 Confirmation Letter dated March 28, 2003 from Massimillano Ferari, Managing Director of Coty Beauty to Wolfgang Schwarz, CEO, Look Models, International

10.24   Termination Letter dated February 25, 2003 regarding Munich Models Gmbh

23.1 Consent Thomas Monahan, CPA filed previously when this auditor was used. This appointment was changed to Horwath Gelfond Hochstadt Pangburn, P.C.****

23.2 Consent of Sheila Corvino, Esq. dated September 9, 2002 to use opinion****

23.3    Consent of Horwath Gelfond Hochstadt Pangburn, P.C.

23.4    Consent of Wolfgang Schwarz*

23.5    Consent of Uli Petzold*

----------------------------

* Previously submitted as to exhibit to registration statement filed December 14, 2001.

** Previously submitted as exhibit to registration statement filed November 23, 1999.

*** Previously submitted as exhibit to post effective registration statement filed November 1, 2000.

**** Previously submitted as exhibit to pre effective registration statement filed December 4, 2002.

***** Previously submitted as exhibit to pre effective registration statement filed February 7, 2003.

Item 28. UNDERTAKINGS

The Registrant undertakes:

(1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement (the "Registration Statement"):

        (i) To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933 (the "Securities Act");

        (ii) To reflect in the prospectus any facts or events arising after the Effective Date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in value of securities offered, any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to 424(b) if, in the aggregate, the changes in valuation and price represent no more than 20% change in the maximum aggregate offering price set forth in the Calculation of the registration fee table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this registration statement, including (but not limited to) the addition of an underwriter;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provisions contained in its Certificate of Incorporation, or by-laws, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized the registration statement to be signed on its behalf by the undersigned, in the City of Vienna, Country of Austria, on May 14, 2003.


                                         KINGSGATE ACQUISITIONS, INC.

                                         By: /s/Wolfgang Schwarz
                                            ---------------------------
                                            Wolfgang Schwarz, President

                                            Principal Executive Officer,
                                            Principal Financial Officer,
                                            Principal Accounting Officer



     In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.

         /s/ Wolfgang Schwarz
         -------------------------------         Dated: May 14, 2003
         Wolfgang Schwarz
         President, Treasurer, Director


         /s/ Uli Petzold
         -------------------------------         Dated: May 14, 2003
         Uli Petzold
         Secretary, Director